Exhibit 99.1

Huntington Bancshares Incorporated
Condensed Consolidated Balance Sheets
(Unaudited)

	2010	2009
(in thousands, except number of shares)	June 30,	December 31,	June 30,
Assets
Cash and due from banks	$1,125,776	$1,521,344	$2,092,604
Interest bearing deposits in banks	289,468	319,375	383,082
Trading account securities	106,858	83,657	95,920
Loans held for sale (includes $404,817; $459,179 and $545,119 respectively, measured at fair value) (1)	777,843	461,647	559,017
Investment securities	8,803,718	8,587,914	5,934,704
Loans and leases (includes $657,213 at June 30, 2010 measured at fair value) (2)	36,969,695	36,790,663	38,494,889
Allowance for loan and lease losses	(1,402,160)	(1,482,479)	(917,680)
Net loans and leases	35,567,535	35,308,184	37,577,209
Bank owned life insurance	1,436,433	1,412,333	1,391,045
Premises and equipment	492,859	496,021	503,877
Goodwill	444,268	444,268	447,879
Other intangible assets	258,811	289,098	322,467
Accrued income and other assets	2,467,269	2,630,824	2,089,448
Total assets	$51,770,838	$51,554,665	$51,397,252
Liabilities and shareholders’ equity
Liabilities
Deposits	$39,848,507	$40,493,927	$39,165,132
Short-term borrowings	1,093,218	876,241	862,056
Federal Home Loan Bank advances	599,798	168,977	926,937
Other long-term debt (includes $494,512 at June 30, 2010 measured at fair value) (2)	2,569,934	2,369,491	2,508,144
Subordinated notes	1,195,210	1,264,202	1,672,887
Accrued expenses and other liabilities	1,025,735	1,045,825	1,041,574
Total liabilities	46,332,402	46,218,663	46,176,730
Shareholders’ equity
Preferred stock — authorized 6,617,808 shares;
5.00% Series B Non-voting, Cumulative Preferred Stock, par value of $0.01 and liquidation value per share of $1,000	1,333,433	1,325,008	1,316,854
8.50% Series A Non-cumulative Perpetual Convertible Preferred Stock, par value of $0.01 and liquidation value per share of $1,000	362,507	362,507	362,507
Common stock	7,175	7,167	5,696
Capital surplus	6,739,069	6,731,796	6,134,590
Less treasury shares, at cost	(9,235)	(11,465)	(12,223)
Accumulated other comprehensive loss	(84,398)	(156,985)	(273,525)
Retained (deficit) earnings	(2,910,115)	(2,922,026)	(2,313,377)
Total shareholders’ equity	5,438,436	5,336,002	5,220,522
Total liabilities and shareholders’ equity	$51,770,838	$51,554,665	$51,397,252
Common shares authorized (par value of $0.01)	1,500,000,000	1,000,000,000	1,000,000,000
Common shares issued	717,487,003	716,741,249	569,646,682
Common shares outstanding	716,622,592	715,761,672	568,741,245
Treasury shares outstanding	864,411	979,577	905,437
Preferred shares issued	1,967,071	1,967,071	1,967,071
Preferred shares outstanding	1,760,578	1,760,578	1,760,578

(1)	Amounts represent loans for which Huntington has elected the fair value option. See Note 13.

(2)	Amounts represent certain assets and liabilities of a consolidated variable interest entity (VIE) for which Huntington has elected the fair value option. See Note 15.

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2010	2009	2010	2009
Interest and fee income
Loans and leases
Taxable	$467,268	$491,082	$946,389	$988,670
Tax-exempt	1,302	604	2,015	1,702
Investment securities
Taxable	59,614	60,029	118,601	115,490
Tax-exempt	2,859	1,343	5,950	6,098
Other	4,610	9,946	9,477	21,001
Total interest income	535,653	563,004	1,082,432	1,132,961
Interest expense
Deposits	114,822	176,081	243,124	363,650
Other borrowings	21,175	37,024	45,759	81,907
Total interest expense	135,997	213,105	288,883	445,557
Net interest income	399,656	349,899	793,549	687,404
Provision for credit losses	193,406	413,707	428,414	705,544
Net interest income (loss) after provision for credit losses	206,250	(63,808)	365,135	(18,140)
Service charges on deposit accounts	75,934	75,353	145,273	145,231
Brokerage and insurance income	36,498	32,052	72,260	72,000
Mortgage banking income	45,530	30,827	70,568	66,245
Trust services	28,399	25,722	56,164	50,532
Electronic banking	28,107	24,479	53,244	46,961
Bank owned life insurance income	14,392	14,266	30,862	27,178
Automobile operating lease income	11,842	13,116	24,145	26,344
Net gains on sales of investment securities	2,980	12,246	9,410	18,235
Impairment losses on investment securities:
Impairment recoveries (losses) on investment securities	5,193	(88,114)	(3,207)	(92,036)
Noncredit-related (recoveries) losses on securities not expected to be sold (recognized in other comprehensive income)	(8,017)	68,528	(6,078)	68,528
Net impairment losses on investment securities	(2,824)	(19,586)	(9,285)	(23,508)
Other income	28,785	57,470	57,854	75,829
Total non-interest income	269,643	265,945	510,495	505,047
Personnel costs	194,875	171,735	378,517	347,667
Outside data processing and other services	40,670	40,006	79,752	72,998
Deposit and other insurance expense	26,067	48,138	50,822	65,559
Net occupancy	25,388	24,430	54,474	53,618
OREO and foreclosure expense	4,970	26,524	16,500	36,411
Equipment	21,585	21,286	42,209	41,696
Professional services	24,388	16,658	47,085	33,112
Amortization of intangibles	15,141	17,117	30,287	34,252
Automobile operating lease expense	9,667	11,400	19,733	22,331
Marketing	17,682	7,491	28,835	15,716
Telecommunications	6,205	6,088	12,376	11,978
Printing and supplies	3,893	4,151	7,566	7,723
Goodwill impairment	—	4,231	—	2,606,944
Gain on early extinguishment of debt	—	(73,038)	—	(73,767)
Other expense	23,279	13,765	43,747	33,513
Total non-interest expense	413,810	339,982	811,903	3,309,751
Income (loss) before income taxes	62,083	(137,845)	63,727	(2,822,844)
Provision (benefit) for income taxes	13,319	(12,750)	(24,774)	(264,542)
Net income (loss)	48,764	(125,095)	88,501	(2,558,302)
Dividends on preferred shares	29,426	57,451	58,783	116,244
Net income (loss) applicable to common shares	$19,338	$(182,546)	$29,718	$(2,674,546)
Average common shares — basic	716,580	459,246	716,450	413,083
Average common shares — diluted	719,387	459,246	718,990	413,083
Per common share
Net income (loss) — basic	$0.03	$(0.40)	$0.04	$(6.47)
Net income (loss) — diluted	0.03	(0.40)	0.04	(6.47)
Cash dividends declared	0.0100	0.0100	0.0200	0.0200

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Changes in Shareholders’ Equity
(Unaudited)

										Accumulated
	Preferred Stock									Other	Retained
	Series B		Series A		Common Stock		Capital	Treasury Stock		Comprehensive	Earnings
(in thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Surplus	Shares	Amount	Loss	(Deficit)	Total
Six Months Ended June 30, 2009
Balance, beginning of period	1,398	$1,308,667	569	$569,000	366,972	$3,670	$5,322,428	(915)	$(15,530)	$(326,693)	$365,599	$7,227,141
Cumulative effect of change in accounting principle for noncontrolling interest											1,765	1,765
Balance, beginning of period — as adjusted	1,398	$1,308,667	569	$569,000	366,972	$3,670	$5,322,428	(915)	$(15,530)	(326,693)	$367,364	$7,228,906
Comprehensive Income:
Net loss											(2,558,302)	(2,558,302)
Cumulative effect of change in accounting principle for other-than- temporarily impaired debt securities										(3,541)	3,541	—
Non-credit-related impairment losses on debt securities not expected to be sold										(44,543)		(44,543)
Unrealized net gains on investment securities arising during the period, net of reclassification for net realized gains										128,716		128,716
Unrealized gains on cash flow hedging derivatives										(30,419)		(30,419)
Change in accumulated unrealized losses for pension and other post- retirement obligations										2,955		2,955
Total comprehensive loss												(2,501,593)
Issuance of common stock					161,549	1,614	550,850					552,464
Conversion of Preferred Series A stock			(206)	(206,493)	41,072	411	262,117				(56,035)	—
Amortization of discount		7,887									(7,887)	—
Cash dividends declared:
Common ($0.02 per share)											(9,167)	(9,167)
Preferred Series B ($25.00 per share)											(34,952)	(34,952)
Preferred Series A ($42.50 per share)											(17,370)	(17,370)
Recognition of the fair value of share-based compensation							2,640					2,640
Other share-based compensation activity					54	1	35				(108)	(72)
Other		300					(3,480)	10	3,307		(461)	(334)
Balance, end of period	1,398	$1,316,854	363	$362,507	569,647	$5,696	$6,134,590	(905)	$(12,223)	$(273,525)	$(2,313,377)	$5,220,522

Six Months Ended June 30, 2010
Balance, beginning of period	1,398	$1,325,008	363	$362,507	716,741	$7,167	$6,731,796	(980)	$(11,465)	$(156,985)	$(2,922,026)	$5,336,002

Cumulative effect of change in accounting principle for consolidation of variable interest entities, net of tax of $3,980										(4,249)	(3,462)	(7,711)

Balance, beginning of period — as adjusted	1,398	1,325,008	363	362,507	716,741	7,167	6,731,796	(980)	(11,465)	(161,234)	(2,925,488)	5,328,291
Comprehensive Income:
Net income											88,501	88,501
Non-credit-related impairment losses on debt securities not expected to be sold										3,951		3,951
Unrealized net gains on investment securities arising during the period, net of reclassification for net realized gains										69,779		69,779
Unrealized gains on cash flow hedging derivatives										774		774
Change in accumulated unrealized losses for pension and other post- retirement obligations										2,332		2,332
Total comprehensive income												165,337
Issuance of common stock					537	5	2,264					2,269
Amortization of discount		8,425									(8,425)	—
Cash dividends declared:
Common ($0.02 per share)											(14,332)	(14,332)
Preferred Series B ($25.00 per share)											(34,952)	(34,952)
Preferred Series A ($42.50 per share)											(15,406)	(15,406)
Recognition of the fair value of share-based compensation							6,609					6,609
Other share-based compensation activity					209	3	199				(22)	180
Other							(1,799)	116	2,230		9	440
Balance, end of period	1,398	$1,333,433	363	$362,507	717,487	$7,175	$6,739,069	(864)	$(9,235)	$(84,398)	$(2,910,115)	$5,438,436

See Notes to Unaudited Condensed Consolidated Financial Statements

Huntington Bancshares Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended
	June 30,
(in thousands)	2010	2009
Operating activities
Net income (loss)	$88,501	$(2,558,302)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of goodwill	—	2,606,944
Provision for credit losses	428,414	705,544
Depreciation and amortization	135,957	105,608
Change in current and deferred income taxes	123,436	(153,958)
Net (purchases) sales of trading account securities	(23,201)	843,849
Originations of loans held for sale	(1,336,732)	(3,036,331)
Principal payments on and proceeds from loans held for sale	1,383,151	2,830,066
Other, net	(14,877)	205,147
Net cash provided by operating activities	784,649	1,548,567
Investing activities
Increase (decrease) in interest bearing deposits in banks	18,042	(232,753)
Proceeds from:
Maturities and calls of investment securities	1,691,002	293,663
Sales of investment securities	2,303,397	1,614,172
Purchases of investment securities	(3,985,907)	(3,068,943)
Net proceeds from sales of loans	199,196	949,398
Net loan and lease activity, excluding sales	(814,944)	722,076
Purchases of operating lease assets	—	(119)
Proceeds from sale of operating lease assets	11,783	4,599
Purchases of premises and equipment	(32,121)	(21,096)
Proceeds from sales of other real estate	44,888	21,312
Other, net	1,442	2,700
Net cash (used for) provided by investing activities	(563,222)	285,009
Financing activities
(Decrease) increase in deposits	(650,432)	1,232,510
Increase (decrease) in short-term borrowings	166,533	(549,727)
Maturity/redemption of subordinated notes	(83,870)	(136,942)
Proceeds from Federal Home Loan Bank advances	450,000	201,083
Maturity/redemption of Federal Home Loan Bank advances	(19,317)	(1,863,345)
Proceeds from issuance of long-term debt	—	598,200
Maturity/redemption of long-term debt	(415,484)	(514,989)
Dividends paid on preferred stock	(50,358)	(56,905)
Dividends paid on common stock	(14,247)	(43,780)
Net proceeds from issuance of common stock	—	548,327
Other, net	180	(72)
Net cash used for financing activities	(616,995)	(585,640)
(Decrease) increase in cash and cash equivalents	(395,568)	1,247,936
Cash and cash equivalents at beginning of period	1,521,344	844,668
Cash and cash equivalents at end of period	$1,125,776	$2,092,604
Supplemental disclosures:
Income taxes refunded	$148,210	$110,584
Interest paid	309,420	485,439
Non-cash activities
Dividends accrued, paid in subsequent quarter	23,390	21,697

See Notes to Unaudited Condensed Consolidated Financial Statements.

Notes to Unaudited Condensed Consolidated Financial Statements

1. BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of Huntington Bancshares Incorporated (Huntington or the Company) reflect all adjustments consisting of normal recurring accruals, which are, in the opinion of Management, necessary for a fair presentation of the consolidated financial position, the results of operations, and cash flows for the periods presented. These unaudited condensed consolidated financial statements have been prepared according to the rules and regulations of the Securities and Exchange Commission (SEC) and, therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (GAAP) have been omitted. The Notes to Consolidated Financial Statements appearing in Huntington’s 2009 Annual Report on Form 10-K (2009 Form 10-K), which include descriptions of significant accounting policies, as updated by the information contained in this report, should be read in conjunction with these interim financial statements.

For statement of cash flows purposes, cash and cash equivalents are defined as the sum of “Cash and due from banks” which includes amounts on deposit with the Federal Reserve and “Federal funds sold and securities purchased under resale agreements.”

In conjunction with applicable accounting standards, all material subsequent events have been either recognized in the financial statements or disclosed in the notes to the financial statements.

2. ACCOUNTING STANDARDS UPDATE

FASB Accounting Standards Codification (ASC) Topic 810 — Consolidation (Statement No. 167, Amendments to FASB Interpretation No. 46R) (ASC 810) This accounting guidance was originally issued in June 2009 and is now included in ASC 810. The guidance amends the consolidation guidance applicable for variable interest entities (VIE). The guidance is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2009, and early adoption is prohibited. Huntington previously transferred automobile loans to a trust in a securitization transaction. With adoption of the amended guidance, the trust was consolidated as of January 1, 2010. Huntington elected the fair value option under ASC 825, Financial Instruments, for both the auto loans and the related debt obligations. Total assets increased $621.6 million, total liabilities increased $629.3 million, and a negative cumulative effect adjustment to other comprehensive income and retained earnings of $7.7 million was recorded. Based upon the current regulatory requirements, the consolidation of the trust resulted in a slight decrease to risk weighted capital ratios. (See Note 15 for more information on the consolidation of the trust).

Accounting Standards Update (ASU) 2010-6 — Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. The ASU amends Subtopic 820-10 with new disclosure requirements and clarification of existing disclosure requirements. New disclosures required include the amount of significant transfers in and out of levels 1 and 2 fair value measurements and the reasons for the transfers. In addition, the reconciliation for level 3 activity is required on a gross rather than net basis. The ASU provides additional guidance related to the level of disaggregation in determining classes of assets and liabilities and disclosures about inputs and valuation techniques. The amendments are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the reconciliation for level 3 activity on a gross basis which will be effective for fiscal years beginning after December 15, 2010. (See Note 13).

Accounting Standards Update (ASU) 2010-20 — Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. The ASU will require more information about the credit quality of the loan portfolio in the disclosures to financial statements, such as aging information and credit quality indicators. Both new and existing disclosures must be disaggregated by portfolio segment or class. The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure. The disclosures related to period-end balances are effective for annual or interim reporting periods ending after December 15, 2010 and the disclosures of activity that occurs during the reporting period are effective for annual or interim reporting periods beginning after December 15, 2010.

3. LOANS AND LEASES

The following table provides a detail listing of Huntington’s loan and lease portfolio at June 30, 2010, December 31, and June 30, 2009.

	June 30,	December 31,	June 30,
(in thousands)	2010	2009	2009
Loans and leases:
Commercial and industrial loans and leases	$12,392,309	$12,888,100	$13,320,500
Commercial real estate loans	7,183,817	7,688,827	8,946,025
Automobile loans	4,711,827	3,144,329	2,854,663
Automobile leases	134,739	246,265	382,709
Home equity loans	7,510,393	7,562,060	7,631,445
Residential mortgage loans	4,354,287	4,510,347	4,646,298
Other consumer loans	682,323	750,735	713,249
Loans and leases	36,969,695	36,790,663	38,494,889
Allowance for loan and lease losses	(1,402,160)	(1,482,479)	(917,680)
Net loans and leases	$35,567,535	$35,308,184	$37,577,209

The Bank has access to the Federal Reserve’s discount window and advances from the FHLB - Cincinnati. As of June 30, 2010, these borrowings and advances are generally secured by $16.5 billion of loans and securities.

Franklin Credit Management relationship

Franklin Credit Management Corporation (Franklin) is a specialty consumer finance company primarily engaged in servicing residential mortgage loans. On March 31, 2009, Huntington entered into a transaction with Franklin whereby a Huntington wholly-owned REIT subsidiary (REIT) exchanged a non controlling amount of certain equity interests for a 100% interest in Franklin Asset Merger Sub, LLC (Merger Sub), a wholly owned subsidiary of Franklin. This was accomplished by merging Merger Sub into a wholly-owned subsidiary of REIT. Merger Sub’s sole assets were two trust participation certificates evidencing 83% ownership rights in a newly created trust, Franklin Mortgage Asset Trust 2009-A (Franklin 2009 Trust) which holds all the underlying consumer loans and OREO that were formerly collateral for the Franklin commercial loans. The equity interests provided to Franklin by REIT were pledged by Franklin as collateral for the Franklin commercial loans.

Franklin 2009 Trust is a variable interest entity and, as a result of Huntington’s 83% participation certificates, Franklin 2009 Trust was consolidated into Huntington’s financial results. The consolidation was recorded as a business combination with the fair value of the equity interests issued to Franklin representing the acquisition price.

ASC 310 (formerly SOP 03-3) provides guidance for accounting for acquired loans, such as these, that have experienced a deterioration of credit quality at the time of acquisition for which it is probable that the investor will be unable to collect all contractually required payments.

At the end of the 2010 second quarter, $398 million of Franklin-related loans ($333.0 million of residential mortgages and $64.7 million of home equity loans) at a value of $323 million were transferred into loans held for sale. Reflecting the transfer, these loans were marked to lower of cost or fair value, which resulted in 2010 second quarter charge-offs of $75.5 million ($60.8 million related to residential mortgages and $14.7 million related to home equity loans), and the provision for credit losses was increased by $75.5 million. In July, we sold substantially all of the residential mortgages. The remaining portfolio primarily consists of $48.3 million of home equity loans held for sale and $24.5 million of OREO, both of which have been written down to current fair value, less costs to sell.

The following table presents a rollforward of the accretable discount for the three months and six months ended June 30, 2010 and 2009:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Balance, beginning of period	$27,661	$39,781	$35,286	$—
Additions	—		—	39,781
Accretion	(264)	(750)	(1,773)	(750)
Reclassification to nonaccretable difference (1)	(1,344)	—	(7,460)	—
Transfer to loans held for sale	(26,053)	—	(26,053)	—
Balance, end of period	$—	$39,031	$—	$39,031

(1)	Result of moving loans to nonaccrual status.

The following table reflects the outstanding balance of all contractually required payments and carrying amounts of the acquired loans at June 30, 2010 and 2009:

	June 30,		December 31,		June 30,
	2010		2009		2009
	Carrying	Outstanding	Carrying	Outstanding	Carrying	Outstanding
(in thousands)	Value	Balance	Value	Balance	Value	Balance
Residential mortgage	$—	$—	$373,117	$680,068	$415,029	$740,850
Home equity	—	—	70,737	810,139	56,944	829,994
Total	$—	$—	$443,854	$1,490,207	$471,973	$1,570,844

In accordance with ASC 805, at March 31, 2009 Huntington recorded a net deferred tax asset of $159.9 million related to the difference between the tax basis and the book basis in the acquired assets. Because the acquisition price, represented by the equity interests in the Huntington wholly-owned subsidiary, was equal to the fair value of the 83% interest in the Franklin 2009 Trust participant certificate, no goodwill was created from the transaction. The recording of the net deferred tax asset resulted in a bargain purchase under ASC 805, and, therefore was recorded as a tax benefit in the 2009 first quarter. On March 31, 2010, the net deferred tax asset increased by $43.6 million as a result of the assets no longer being subject to the limitations of Internal Revenue Code (IRC) Section 382. In general, the limitations under IRC Section 382 apply to bad debt deductions, but IRC Section 382 only applies to bad debt deductions recognized within one year of the acquisition. Any bad debt deductions recognized after March 31, 2010 would not be limited by IRC Section 382.

4. INVESTMENT SECURITIES

Listed below are the contractual maturities (under 1 year, 1-5 years, 6-10 years, and over 10 years) of investment securities at June 30, 2010, December 31, 2009, and June 30, 2009:

	June 30, 2010		December 31, 2009		June 30, 2009
	Amortized		Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value	Cost	Fair Value
U.S. Treasury
Under 1 year	$—	$—	$—	$—	$50,480	$50,497
1-5 years	49,997	50,328	99,735	99,154	—	—
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total U.S. Treasury	49,997	50,328	99,735	99,154	50,480	50,497
Federal agencies — mortgage backed securities
Mortgage backed securities
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	716,844	731,350	692,119	688,420	1	1
Over 10 years	3,689,229	3,774,601	2,752,317	2,791,688	1,845,469	1,870,855
Total mortgage-backed Federal agencies	4,406,073	4,505,951	3,444,436	3,480,108	1,845,470	1,870,856
Temporary Liquidity Guarantee Program (TLGP) securities
Under 1 year	—	—	—	—	—	—
1-5 years	182,552	184,757	258,672	260,388	319,737	320,021
6-10 years	—	—	—	—	—	—
Over 10 years	—	—	—	—	—	—
Total TLGP securities	182,552	184,757	258,672	260,388	319,737	320,021
Other agencies
Under 1 year	187,627	188,549	159,988	162,518	2,206	2,271
1-5 years	1,692,684	1,703,421	2,556,213	2,555,782	1,965,647	1,979,813
6-10 years	11,030	11,478	8,614	8,703	7,018	7,189
Over 10 years	—	—	—	—	—	—
Total other Federal agencies	1,891,341	1,903,448	2,724,815	2,727,003	1,974,871	1,989,273
Total U.S. Government backed agencies	6,529,963	6,644,484	6,527,658	6,566,653	4,190,558	4,230,647
Municipal securities
Under 1 year	—	—	—	—	—	—
1-5 years	26,393	27,164	6,050	6,123	1,165	1,191
6-10 years	87,428	90,904	54,445	58,037	53,148	56,223
Over 10 years	254,786	257,848	57,952	60,625	65,254	67,106
Total municipal securities	368,607	375,916	118,447	124,785	119,567	124,520
Private label CMO
Under 1 year	—	—	—	—	—	—
1-5 years	—	—	—	—	—	—
6-10 years	13,820	14,031	—	—	—	—
Over 10 years	412,882	380,580	534,377	477,319	603,099	510,503
Total private label CMO	426,702	394,611	534,377	477,319	603,099	510,503
Asset backed securities (1)
Under 1 year	40,000	40,138	—	—	—	—
1-5 years	588,876	592,301	352,850	353,114	—	—
6-10 years	168,382	169,246	256,783	262,826	132,205	134,270
Over 10 years	365,201	218,940	518,841	364,376	554,032	402,928
Total asset-backed securities	1,162,459	1,020,625	1,128,474	980,316	686,237	537,198
Other
Under 1 year	300	308	2,250	2,250	2,350	2,350
1-5 years	6,722	6,884	4,656	4,798	4,451	4,513
6-10 years	1,104	1,222	1,104	1,166	50,038	50,336
Over 10 years	—	—	—	—	63	137
Non-marketable equity securities	304,915	304,915	376,640	376,640	427,772	427,772
Marketable equity securities	55,436	54,753	54,482	53,987	47,369	46,728
Total other	368,477	368,082	439,132	438,841	532,043	531,836
Total investment securities	$8,856,208	$8,803,718	$8,748,088	$8,587,914	$6,131,504	$5,934,704

(1)
Amounts at June 30, 2010 and December 31, 2009 include automobile asset backed securities with a fair value of $562.3 million and $309.4 million, respectively which meet the eligibility requirements for the Term Asset-Backed Securities Loan Facility, or “TALF,” administered by the Federal Reserve Bank of New York. Amounts at December 31, 2009 include securities with a fair value of $161.0 million backed by student loans with a minimum 97% government guarantee.

Other securities at June 30, 2010, December 31, 2009 and June 30, 2009 include $165.6 million, $240.6 million, and $240.6 million of stock issued by the Federal Home Loan Bank of Cincinnati, $45.7 million of stock issued by the Federal Home Loan Bank of Indianapolis, and $93.6 million, $90.4 million and $141.5 million, respectively, of Federal Reserve Bank stock. Other securities also include corporate debt and marketable equity securities. Non-marketable equity securities are valued at amortized cost. At June 30, 2010, December 31, 2009 and June 30, 2009, Huntington did not have any material equity positions in Federal National Mortgage Association (FNMA or Fannie Mae) or the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac).

The following tables provide amortized cost, fair value, and gross unrealized gains and losses recognized in accumulated other comprehensive income by investment category at June 30, 2010, December 31, 2009, and June 30, 2009.

		Unrealized
	Amortized	Gross	Gross	Fair
(in thousands)	Cost	Gains	Losses	Value
June 30, 2010
U.S. Treasury	$49,997	$331	$—	$50,328
Federal Agencies
Mortgage-backed securities	4,406,073	102,435	(2,557)	4,505,951
TLGP securities	182,552	2,205	—	184,757
Other agencies	1,891,341	12,108	(1)	1,903,448
Total U.S. Government backed securities	6,529,963	117,079	(2,558)	6,644,484
Municipal securities	368,607	7,334	(25)	375,916
Private label CMO	426,702	534	(32,625)	394,611
Asset backed securities	1,162,459	4,805	(146,639)	1,020,625
Other securities	368,477	367	(762)	368,082
Total investment securities	$8,856,208	$130,119	$(182,609)	$8,803,718

		Unrealized
	Amortized	Gross	Gross	Fair
(in thousands)	Cost	Gains	Losses	Value
December 31, 2009
U.S. Treasury	$99,735	$—	$(581)	$99,154
Federal Agencies
Mortgage-backed securities	3,444,436	44,835	(9,163)	3,480,108
TLGP securities	258,672	2,037	(321)	260,388
Other agencies	2,724,815	6,346	(4,158)	2,727,003
Total U.S. Government backed securities	6,527,658	53,218	(14,223)	6,566,653
Municipal securities	118,447	6,424	(86)	124,785
Private label CMO	534,377	99	(57,157)	477,319
Asset backed securities	1,128,474	7,709	(155,867)	980,316
Other securities	439,132	296	(587)	438,841
Total investment securities	$8,748,088	$67,746	$(227,920)	$8,587,914

		Unrealized
	Amortized	Gross	Gross	Fair
(in thousands)	Cost	Gains	Losses	Value
June 30, 2009
U.S. Treasury	$50,480	$17	$—	$50,497
Federal Agencies
Mortgage-backed securities	1,845,470	34,269	(8,883)	1,870,856
TLGP securities	319,737	1,084	(800)	320,021
Other agencies	1,974,871	15,666	(1,264)	1,989,273
Total U.S. Government backed securities	4,190,558	51,036	(10,947)	4,230,647
Municipal securities	119,567	5,442	(489)	124,520
Private label CMO	603,099	—	(92,596)	510,503
Asset backed securities	686,237	16,195	(165,234)	537,198
Other securities	532,043	442	(649)	531,836
Total investment securities	$6,131,504	$73,115	$(269,915)	$5,934,704

The following tables provide detail on investment securities with unrealized losses aggregated by investment category and length of time the individual securities have been in a continuous loss position, at June 30, 2010 , December 31, 2009, and June 30, 2009.

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
June 30, 2010
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal Agencies
Mortgage-backed securities	257,773	(2,557)	—	—	257,773	(2,557)
TLGP securities	—	—	—	—	—	—
Other agencies	—	—	250	(1)	250	(1)
Total U.S. Government backed securities	257,773	(2,557)	250	(1)	258,023	(2,558)
Municipal securities	3,992	(8)	3,803	(17)	7,795	(25)
Private label CMO	—	—	337,044	(32,625)	337,044	(32,625)
Asset backed securities	77,834	(7,990)	206,835	(138,649)	284,669	(146,639)
Other securities	39,427	(519)	811	(243)	40,238	(762)
Total temporarily impaired securities	$379,026	$(11,074)	$548,743	$(171,535)	$927,769	$(182,609)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
December 31, 2009
U.S. Treasury	$99,154	$(581)	$—	$—	$99,154	$(581)
Federal Agencies
Mortgage-backed securities	1,324,960	(9,163)	—	—	1,324,960	(9,163)
TLGP securities	49,675	(321)	—	—	49,675	(321)
Other agencies	1,443,309	(4,081)	6,475	(77)	1,449,784	(4,158)
Total U.S. Government backed securities	2,917,098	(14,146)	6,475	(77)	2,923,573	(14,223)
Municipal securities	3,993	(7)	3,741	(79)	7,734	(86)
Private label CMO	15,280	(3,831)	452,439	(53,326)	467,719	(57,157)
Asset backed securities	236,451	(8,822)	207,581	(147,045)	444,032	(155,867)
Other securities	39,413	(372)	410	(215)	39,823	(587)
Total temporarily impaired securities	$3,212,235	$(27,178)	$670,646	$(200,742)	$3,882,881	$(227,920)

	Less than 12 Months		Over 12 Months		Total
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
(in thousands)	Value	Losses	Value	Losses	Value	Losses
June 30, 2009
U.S. Treasury	$—	$—	$—	$—	$—	$—
Federal Agencies
Mortgage-backed securities	518,356	(8,883)	—	—	518,356	(8,883)
TLGP securities	132,758	(800)	—	—	132,758	(800)
Other agencies	551,296	(1,218)	6,830	(46)	558,126	(1,264)
Total U.S. Government backed securities	1,202,410	(10,901)	6,830	(46)	1,209,240	(10,947)
Municipal securities	8,893	(103)	10,949	(386)	19,842	(489)
Private label CMO	17,889	(2,536)	492,599	(90,060)	510,488	(92,596)
Asset backed securities	17,561	(99)	217,425	(165,135)	234,986	(165,234)
Other securities	38,913	(240)	2,541	(409)	41,454	(649)
Total temporarily impaired securities	$1,285,666	$(13,879)	$730,344	$(256,036)	$2,016,010	$(269,915)

The following table is a summary of realized securities gains and losses for the three months and six months ended June 30, 2010, and 2009:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Gross gains on sales of securities	$8,105	$15,697	$14,881	$28,491
Gross (losses) on sales of securities	(5,125)	(3,451)	(5,471)	(10,256)
Net gain on sales of securities	2,980	12,246	9,410	18,235
other-than-temporary impairment recorded — pre adoption (1)	—	—	—	(3,922)
other-than-temporary impairment recorded — post adoption (1)	(2,824)	(19,586)	(9,285)	(19,586)
Net other-than-temporary impairment recorded	(2,824)	(19,586)	(9,285)	(23,508)
Total securities gain (loss)	$156	$(7,340)	$125	$(5,273)

(1)	Huntington adopted the current other-than-temporary impairment provisions of ASC Topic 320 on April 1, 2009.

Huntington adopted the current other-than-temporary impairment provisions of ASC Topic 320 on April 1, 2009. Huntington evaluates its investment securities portfolio on a quarterly basis for other-than-temporary impairment (OTTI). Huntington assesses whether OTTI has occurred when the fair value of a debt security is less than the amortized cost basis at the balance sheet date. Under these circumstances, OTTI is considered to have occurred (1) if Huntington intends to sell the security; (2) if it is more likely than not Huntington will be required to sell the security before recovery of its amortized cost basis; or (3) the present value of the expected cash flows is not sufficient to recover the entire amortized cost basis.

For securities that Huntington does not expect to sell or it is not more likely than not to be required to sell, credit-related OTTI, represented by the expected loss in principal, is recognized in earnings, while noncredit-related OTTI is recognized in other comprehensive income (OCI). For securities which Huntington does expect to sell, all OTTI is recognized in earnings. Noncredit-related OTTI results from other factors, including increased liquidity spreads and extension of the security. Presentation of OTTI is made in the income statement on a gross basis with a reduction for the amount of OTTI recognized in OCI.

Huntington applied the related OTTI guidance on the debt security types listed below.

Alt-A mortgage-backed and private-label collateralized mortgage obligation (CMO) securities represent securities collateralized by first-lien residential mortgage loans. The securities are valued by a third party specialist using a discounted cash flow approach and proprietary pricing model. The model used inputs such as estimated prepayment speeds, losses, recoveries, default rates that were implied by the underlying performance of collateral in the structure or similar structures, discount rates that were implied by market prices for similar securities, collateral structure types, and house price depreciation/appreciation rates that were based upon macroeconomic forecasts.

Pooled-trust-preferred securities represent collateralized debt obligations (CDOs) backed by a pool of debt securities issued by financial institutions. The collateral generally consisted of trust-preferred securities and subordinated debt securities issued by banks, bank holding companies, and insurance companies. A full cash flow analysis was used to estimate fair values and assess impairment for each security within this portfolio. We engaged a third party specialist with direct industry experience in pooled trust preferred securities valuations to provide assistance in estimating the fair value and expected cash flows for each security in this portfolio.

Relying on cash flows was necessary because there was a lack of observable transactions in the market and many of the original sponsors or dealers for these securities were no longer able to provide a fair value that was compliant with ASC 820 .

For the three months and six months ended June 30, 2010 and 2009, the following tables summarizes by debt security type, total OTTI losses, OTTI losses included in OCI, and OTTI recognized in the income statement for securities evaluated for impairment as described above, subsequent to the adoption of current other-than-temporary impairment provisions of ASC Topic 320.

	Three Months Ended June 30,
	Alt-A	Pooled
	Mortgage-	Trust-	Private
(in thousands)	backed	Preferred	Label CMO	Total
2010
Total OTTI recoveries (losses) (unrealized and realized)	$399	$3,001	$1,793	$5,193
Unrealized OTTI recognized in OCI	(959)	(3,001)	(4,057)	(8,017)
Net impairment losses recognized in earnings	$(560)	$—	$(2,264)	$(2,824)

2009
Total OTTI recoveries (losses) (unrealized and realized)	$(5,980)	$(13,479)	$(68,655)	$(88,114)
Unrealized OTTI recognized in OCI	99	12,228	56,201	68,528
Net impairment losses recognized in earnings	$(5,881)	$(1,251)	$(12,454)	$(19,586)

	Six Months Ended June 30,
	Alt-A	Pooled
	Mortgage-	Trust-	Private
(in thousands)	backed	Preferred	Label CMO	Total
2010
Total OTTI recoveries (losses) (unrealized and realized)	$(4,177)	$2,352	$(1,382)	$(3,207)
Unrealized OTTI recognized in OCI	2,975	(5,567)	(3,486)	(6,078)
Net impairment losses recognized in earnings	$(1,202)	$(3,215)	$(4,868)	$(9,285)

2009 (1)
Total OTTI recoveries (losses) (unrealized and realized)	$(5,980)	$(13,479)	$(68,655)	$(88,114)
Unrealized OTTI recognized in OCI	99	12,228	56,201	68,528
Net impairment losses recognized in earnings	$(5,881)	$(1,251)	$(12,454)	$(19,586)

(1)	Huntington adopted the current other-than-temporary impairment provisions of ASC Topic 320 on April 1, 2009. Amount represents from the period of adoption through June 30, 2009.

The following table rolls forward the unrealized OTTI recognized in OCI on debt securities held by Huntington for the three months and six months ended June 30, 2010 and 2009:

	Three Months Ended June 30,
	Alt-A	Pooled
	Mortgage-	Trust-	Private
(in thousands)	backed	Preferred	Label CMO	Total
2010
Balance, beginning of period	$10,120	$90,925	$25,302	$126,347
Credit losses not previous recognized	—	—	786	786
Change in expected cash flows	(1,082)	(3,588)	(4,843)	(9,513)
Additional credit losses	123	587	—	710
Balance, end of period	$9,161	$87,924	$21,245	$118,330

2009
Balance, beginning of period	$—	$—	$—	$—
Credit losses not previous recognized	5,881	1,251	12,454	19,586
Change in expected cash flows	—	—	—	—
Additional credit losses	—	—	—	—
Balance, end of period	$5,881	$1,251	$12,454	$19,586

	Six Months Ended June 30,
	Alt-A	Pooled
(in thousands)	Mortgage- backed	Trust- Preferred	Private Label CMO	Total
2010
Balance, beginning of period	$6,186	$93,491	$24,731	$124,408
Credit losses not previous recognized	3,972	—	4,937	8,909
Change in expected cash flows	(1,316)	(7,564)	(8,780)	(17,660)
Additional credit losses	319	1,997	357	2,673
Balance, end of period	$9,161	$87,924	$21,245	$118,330

2009 (1)
Balance, beginning of period	$—	$—	$—	$—
Credit losses not previous recognized	5,881	1,251	12,454	19,586
Change in expected cash flows	—	—	—	—
Additional credit losses	—	—	—	—
Balance, end of period	$5,881	$1,251	$12,454	$19,586

(1)	Huntington adopted the current other-than-temporary impairment provisions of ASC Topic 320 on April 1, 2009. Amount represents from the period of adoption through June 30, 2009.

The fair values of these assets have been impacted by various market conditions. The unrealized losses were primarily the result of wider liquidity spreads on asset-backed securities and, additionally, increased market volatility on non-agency mortgage and asset-backed securities that are backed by certain mortgage loans. In addition, the expected average lives of the asset-backed securities backed by trust preferred securities have been extended, due to changes in the expectations of when the underlying securities would be repaid. The contractual terms and/or cash flows of the investments do not permit the issuer to settle the securities at a price less than the amortized cost. Huntington does not intend to sell, nor does it believe it will be required to sell these securities until the fair value is recovered, which may be maturity and, therefore, does not consider them to be other-than-temporarily impaired at June 30, 2010.

As of June 30, 2010, management has evaluated all other investment securities with unrealized losses and all non-marketable securities for impairment and concluded no additional other-than-temporary impairment is required.

5. LOAN SALES AND SECURITIZATIONS

Residential Mortgage Loans

For the three months ended June 30, 2010, and 2009, Huntington sold $0.8 billion, and $1.2 billion of residential mortgage loans with servicing retained, resulting in net pre-tax gains of $18.7 million, and $27.1 million, respectively, recorded in other non-interest income. During the six months ended June 30, 2010, and 2009, sales of residential mortgage loans with servicing retained were $1.5 billion, and $2.7 billion, respectively, resulting in net pre-tax gains of $33.4 million, and $55.5 million, respectively.

A mortgage servicing right (MSR) is established only when the servicing is contractually separated from the underlying mortgage loans by sale or securitization of the loans with servicing rights retained.

At initial recognition, the MSR asset is established at its fair value using assumptions that are consistent with assumptions used to estimate the fair value of existing MSRs carried at fair value in the portfolio. At the time of initial capitalization, MSRs are grouped into one of two categories depending on whether Huntington intends to actively hedge the asset. MSR assets are recorded using the fair value method if the Company will engage in actively hedging the asset or recorded using the amortization method if no active hedging will be performed. MSRs are included in accrued income and other assets. Any increase or decrease in the fair value or amortized cost of MSRs carried under the fair value method during the period is recorded as an increase or decrease in mortgage banking income, which is reflected in non-interest income in the consolidated statements of income.

The following tables summarize the changes in MSRs recorded using either the fair value method or the amortization method for the three months and six months ended June 30, 2010 and 2009:

	Three Months Ended		Six Months Ended
Fair Value Method	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Fair value, beginning of period	$162,106	$167,838	$176,427	$167,438
New servicing assets created	—	—	—	23,074
Change in fair value during the period due to:
Time decay (1)	(1,536)	(1,705)	(3,208)	(3,328)
Payoffs (2)	(6,800)	(12,646)	(13,677)	(23,308)
Changes in valuation inputs or assumptions (3)	(21,365)	46,551	(27,137)	36,162
Other changes	—	(3,106)	—	(3,106)
Fair value, end of period	$132,405	$196,932	$132,405	$196,932

(1)	Represents decrease in value due to passage of time, including the impact from both regularly scheduled loan principal payments and partial loan paydowns.

(2)	Represents decrease in value associated with loans that paid off during the period.

(3)	Represents change in value resulting primarily from market-driven changes in interest rates.

	Three Months Ended		Six Months Ended
Amortization Method	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Carrying value, beginning of year	$45,446	$—	$38,165	$—
New servicing assets created	7,944	22,444	16,741	22,444
Impairment charge	(4,856)	—	(4,856)	—
Amortization and other	(1,801)	(94)	(3,317)	(94)
Carrying value, end of period	$46,733	$22,350	$46,733	$22,350
Fair value, end of period	$47,565	$23,840	$47,565	$23,840

MSRs do not trade in an active, open market with readily observable prices. While sales of MSRs occur, the precise terms and conditions are typically not readily available. Therefore, the fair value of MSRs is estimated using a discounted future cash flow model. The model considers portfolio characteristics, contractually specified servicing fees and assumptions related to prepayments, delinquency rates, late charges, other ancillary revenues, costs to service, and other economic factors. Changes in the assumptions used may have a significant impact on the valuation of MSRs.

A summary of key assumptions and the sensitivity of the MSR value at June 30, 2010 to changes in these assumptions follows:

			Decline in fair value due to
			10%	20%
			adverse	adverse
(in thousands)	Actual		change	change
Constant pre-payment rate	14.02%		$(7,120)	$(13,132)
Spread over forward interest rate swap rates	479	bps	(2,629)	(5,259)

MSR values are sensitive to movements in interest rates as expected future net servicing income depends on the projected outstanding principal balances of the underlying loans, which can be greatly impacted by the level of prepayments. The Company hedges against changes in MSR fair value attributable to changes in interest rates through a combination of derivative instruments and trading securities.

Total servicing fees included in mortgage banking income amounted to $12.2 million, and $12.0 million for the three months ended June 30, 2010, and 2009, respectively. For the six months ended June 30, 2010, and 2009, servicing fees totaled $24.6 million and $23.9 million, respectively.

Automobile Loans and Leases

With the adoption of amended accounting guidance for the consolidation of variable interest entities (VIE), Huntington consolidated a trust containing automobile loans on January 1, 2010. Total assets increased $621.6 million, total liabilities increased $629.3 million, and a negative cumulative effect adjustment to other comprehensive income and retained earnings of $7.7 million was recorded. (See Note 15 for more information on the consolidation of the trust).

Automobile loan servicing rights are accounted for under the amortization method. A servicing asset is established at fair value at the time of the sale. The servicing asset is then amortized against servicing income. Impairment, if any, is recognized when carrying value exceeds the fair value as determined by calculating the present value of expected net future cash flows. The primary risk characteristic for measuring servicing assets is payoff rates of the underlying loan pools. Valuation calculations rely on the predicted payoff assumption and, if actual payoff is quicker than expected, then future value would be impaired.

Changes in the carrying value of automobile loan servicing rights for the three and six months ended June 30, 2010 and 2009, and the fair value at the end of each period were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Carrying value, beginning of period	$499	$20,051	$12,912	$1,656
New servicing assets created	—	—	—	19,538
Amortization and other (1)	(126)	(2,628)	(12,539)	(3,771)
Carrying value, end of period	$373	$17,423	$373	$17,423
Fair value, end of period	$631	$18,401	$631	$18,401

(1)	The six months ended June 30, 2010, included a $12.3 million reduction related to the consolidation of the VIE as noted above.

Huntington has retained servicing responsibilities on sold automobile loans and receives annual servicing fees and other ancillary fees on the outstanding loan balances. Servicing income, net of amortization of capitalized servicing assets, amounted to $0.8 million, and $1.6 million for the three months ended June 30, 2010, and 2009, respectively. For the six months ended June 30, 2010, and 2009, servicing income, net of amortization of capitalized servicing assets, was $1.6 million and $2.8 million, respectively.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

A rollforward of goodwill by business segment for the six months ended June 30, 2010, was as follows:

	Retail &
	Business	Commercial	Commercial		Treasury/	Huntington
(in thousands)	Banking	Banking	Real Estate	PFG	Other	Consolidated
Balance, beginning of period	$310,138	$5,008	$—	$124,283	$4,839	$444,268
Other adjustments	—	—	—	—		—
Balance, end of period	$310,138	$5,008	$—	$124,283	$4,839	$444,268

Goodwill is not amortized but is evaluated for impairment on an annual basis at October 1st of each year or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. We concluded that no goodwill impairment was required or existed during the first quarter or second quarter of 2010.

At June 30, 2010, December 31, 2009 and June 30, 2009, Huntington’s other intangible assets consisted of the following:

	Gross		Net
	Carrying	Accumulated	Carrying
(in thousands)	Amount	Amortization	Value

June 30, 2010
Core deposit intangible	$376,846	$(193,989)	$182,857
Customer relationship	104,574	(30,386)	74,188
Other	25,164	(23,398)	1,766
Total other intangible assets	$506,584	$(247,773)	$258,811

December 31, 2009
Core deposit intangible	$376,846	$(168,651)	$208,195
Customer relationship	104,574	(26,000)	78,574
Other	26,465	(24,136)	2,329
Total other intangible assets	$507,885	$(218,787)	$289,098

June 30, 2009
Core deposit intangible	$373,300	$(139,826)	$233,474
Customer relationship	104,574	(21,399)	83,175
Other	29,327	(23,509)	5,818
Total other intangible assets	$507,201	$(184,734)	$322,467

The estimated amortization expense of other intangible assets for the remainder of 2010 and the next five years is as follows:

Amortization
(in thousands)	Expense

2010	$30,237
2011	53,289
2012	46,075
2013	40,511
2014	35,858
2015	19,756

7. OTHER LONG-TERM DEBT AND SUBORDINATED NOTES

The following table summarizes the changes in other long-term debt and subordinated notes during the six months ended June 30, 2010 and 2009:

	Other		Subordinated
(in thousands)	Long-term Debt		Notes

Balance, January 1, 2010	$2,369,491		$1,264,202
Notes payable from consolidation of variable interest entities (VIE)	634,125	(1)	—
Redemptions/maturities	(415,484)		(83,870)
Amortization of issued discount	(2,213)		(357)
Fair value changes related to hedging	2,668		15,235
Other	(18,653)		—
Balance, June 30, 2010	$2,569,934		$1,195,210

Balance, January 1, 2009	$2,331,632		$1,950,097
Issuances	600,000	(2)	—
Redemptions/maturities	(519,542	)(2)	(208,315	)(3)
Amortization of issued discount	—		109
Fair value changes related to hedging	(4,326)		(69,004)
Franklin 2009 Trust liability	95,833	(4)
Other	4,547		—
Balance, June 30, 2009	$2,508,144		$1,672,887

(1)
With the adoption of amended accounting guidance for the consolidation of variable interest entities (VIE), Huntington consolidated a trust containing automobile loans and related notes payable on January 1, 2010.

(2)
In the 2009 first quarter, the Bank issued $600 million of guaranteed other long-term debt through the Temporary Liquidity Guarantee Program (TLGP) with the FDIC. The majority of the resulting proceeds were used to satisfy unsecured other long-term debt maturities in 2009.

(3)
During the second quarter of 2009, Huntington redeemed $166.3 million junior subordinated notes associated with outstanding trust preferred securities, for an aggregate of $96.2 million, resulting in a net pre-tax gain of $67.4 million. This was reflected as a debt extinguishment in the condensed consolidated financial statements.

(4)	Franklin 2009 Trust liability was a result of the consolidation of Franklin 2009 Trust on March 31, 2009. See Note 3 for more information regarding the Franklin relationship.

The derivative instruments, principally interest rate swaps, are used to hedge the fair values of certain fixed-rate debt by converting the debt to a variable rate. See Note 14 for more information regarding such financial instruments.

8. OTHER COMPREHENSIVE INCOME

The components of Huntington’s other comprehensive income for the three months and six months ended June 30, 2010 and 2009, were as follows:

	Three Months Ended
	June 30, 2010
		Tax
		(expense)
(in thousands)	Pretax	Benefit	After-tax
Non-credit-related impairment recoveries on debt securities not expected to be sold	$8,017	$(2,806)	$5,211
Unrealized holding gains (losses) on debt securities available for sale arising during the period	70,354	(24,897)	45,457
Less: Reclassification adjustment for net losses (gains) losses included in net income	(156)	55	(101)
Net change in unrealized holding gains (losses) on debt securities available for sale	78,215	(27,648)	50,567

Unrealized holding gains (losses) on equity securities available for sale arising during the period	(206)	72	(134)
Less: Reclassification adjustment for net losses (gains) losses included in net income	—	—	—
Net change in unrealized holding gains (losses) on equity securities available for sale	(206)	72	(134)

Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	(3,883)	1,359	(2,524)

Change in pension and post-retirement benefit plan assets and liabilities	1,794	(628)	1,166
Total other comprehensive income (loss)	$75,920	$(26,845)	$49,075

	Three Months Ended
	June 30, 2009
		Tax
		(expense)
(in thousands)	Pretax	Benefit	After-tax
Cumulative effect of change in accounting principle for OTTI debt securities	$(5,448)	$1,907	$(3,541)

Non-credit-related impairment losses on debt securities not expected to be sold	(68,528)	$23,985	$(44,543)
Unrealized holding (losses) gains on debt securities available for sale arising during the period	118,702	$(41,642)	$77,060
Less: Reclassification adjustment for net losses (gains) losses included in net income	7,340	(2,569)	4,771
Net change in unrealized holding (losses) gains on debt securities available for sale	57,514	(20,226)	37,288

Unrealized holding (losses) gains on equity securities available for sale arising during the period	309	(108)	201
Less: Reclassification adjustment for net losses (gains) losses included in net income	—	—	—
Net change in unrealized holding (losses) gains on equity securities available for sale	309	(108)	201

Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	(45,173)	15,811	(29,362)

Change in pension and post-retirement benefit plan assets and liabilities	2,273	(795)	1,478
Total other comprehensive (loss) income	$9,475	$(3,411)	$6,064

	Six Months Ended
	June 30, 2010
		Tax
		(expense)
(in thousands)	Pretax	Benefit	After-tax
Cumulative effect of change in accounting principle for consolidation of variable interest entities	$(6,365)	$2,116	$(4,249)

Non-credit-related impairment recoveries on debt securities not expected to be sold	6,078	(2,127)	3,951
Unrealized holding gains (losses) on debt securities available for sale arising during the period	108,281	(38,301)	69,980
Less: Reclassification adjustment for net losses (gains) losses included in net income	(125)	44	(81)
Net change in unrealized holding gains (losses) on debt securities available for sale	114,234	(40,384)	73,850

Unrealized holding gains (losses) on equity securities available for sale arising during the period	(185)	65	(120)
Less: Reclassification adjustment for net losses (gains) losses included in net income	—	—	—
Net change in unrealized holding gains (losses) on equity securities available for sale	(185)	65	(120)

Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	1,190	(416)	774

Change in pension and post-retirement benefit plan assets and liabilities	3,588	(1,256)	2,332
Total other comprehensive income (loss)	$112,462	$(39,875)	$72,587

	Six Months Ended
	June 30, 2009
		Tax
		(expense)
(in thousands)	Pretax	Benefit	After-tax
Cumulative effect of change in accounting principle for OTTI debt securities	$(5,448)	$1,907	$(3,541)

Non-credit-related impairment losses on debt securities not expected to be sold	(68,528)	23,985	(44,543)
Unrealized holding (losses) gains on debt securities available for sale arising during the period	193,405	(68,029)	125,376
Less: Reclassification adjustment for net losses (gains) losses included in net income	5,273	(1,846)	3,427
Net change in unrealized holding (losses) gains on debt securities available for sale	130,150	(45,890)	84,260

Unrealized holding (losses) gains on equity securities available for sale arising during the period	(135)	48	(87)
Less: Reclassification adjustment for net losses (gains) losses included in net income	—	—	—
Net change in unrealized holding (losses) gains on equity securities available for sale	(135)	48	(87)

Unrealized gains and losses on derivatives used in cash flow hedging relationships arising during the period	(46,799)	16,380	(30,419)

Change in pension and post-retirement benefit plan assets and liabilities	4,547	(1,592)	2,955
Total other comprehensive (loss) income	$82,315	$(29,147)	$53,168

Activity in accumulated other comprehensive income, net of tax, for the six months ended June 30, 2010 and 2009, were as follows:

				Accumulated
			Unrealized	Unrealized
	Unrealized	Unrealized	gains and	Losses for
	gains and	gains and	losses on	Pension and
	losses on	losses on	cash flow	Other Post-
	debt	equity	hedging	retirement
(in thousands)	securities	securities	derivatives	obligations	Total
Balance, December 31, 2008	$(207,427)	$(329)	$44,638	$(163,575)	$(326,693)
Cumulative effect of change in accounting principle for OTTI debt securities	(3,541)	—	—	—	(3,541)
Period change	84,260	(87)	(30,419)	2,955	56,709

Balance, June 30, 2009	(126,708)	(416)	14,219	(160,620)	(273,525)

Balance, December 31, 2009	(103,060)	(322)	58,865	(112,468)	(156,985)
Cumulative effect of change in accounting principle for consolidation of variable interest entities	(4,249)	—	—	—	(4,249)
Period change	73,850	(120)	774	2,332	76,836

Balance, June 30, 2010	$(33,459)	$(442)	$59,639	$(110,136)	$(84,398)

9. SHAREHOLDERS’ EQUITY

Change in Shares Authorized

During the second quarter of 2010, Huntington amended its charter to, among other things, increase the number of authorized shares of common stock from 1.0 billion shares to 1.5 billion shares.

Issuance of Common Stock

During 2009, Huntington completed several transactions to increase capital, in particular, common equity.

In the 2009 third quarter, Huntington completed an offering of 109.5 million shares of its common stock at a price to the public of $4.20 per share, or $460.1 million in aggregate gross proceeds. In the 2009 second quarter, Huntington completed an offering of 103.5 million shares of its common stock at a price to the public of $3.60 per share, or $372.6 million in aggregate gross proceeds.

Also, during 2009, Huntington completed three separate discretionary equity issuance programs. These programs allowed the Company to take advantage of market opportunities to issue a total of 92.7 million new shares of common stock worth a total of $345.8 million. Sales of the common shares were made through ordinary brokers’ transactions on the NASDAQ Global Select Market or otherwise at the prevailing market prices.

Conversion of Convertible Preferred Stock

In 2008, Huntington completed the public offering of 569,000 shares of 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (Series A Preferred Stock) with a liquidation preference of $1,000 per share, resulting in an aggregate liquidation preference of $569 million.

During the 2009 first and second quarters, Huntington entered into agreements with various institutional investors exchanging shares of common stock for shares of the Series A Preferred Stock held by the institutional investors. The table below provides details of the aggregate activities:

	First	Second
(in thousands)	Quarter 2009	Quarter 2009	Total
Preferred shares exchanged	114	92	206
Common shares issued:
At stated convertible option	9,547	7,730	17,277
As deemed dividend	15,044	8,751	23,795
Total common shares issued:	24,591	16,481	41,072

Deemed dividend	$27,742	$28,293	$56,035

Each share of the Series A Preferred Stock is non-voting and may be converted at any time, at the option of the holder, into 83.668 shares of common stock of Huntington, which represents an approximate initial conversion price of $11.95 per share of common stock (for a total of approximately 30.3 million shares at June 30, 2010). The conversion rate and conversion price will be subject to adjustments in certain circumstances. On or after April 15, 2013, at the option of Huntington, the Series A Preferred Stock will be subject to mandatory conversion into Huntington’s common stock at the prevailing conversion rate, if the closing price of Huntington’s common stock exceeds 130% of the conversion price for 20 trading days during any 30 consecutive trading day period.

Troubled Asset Relief Program (TARP)

In 2008, Huntington received $1.4 billion of equity capital by issuing to the U.S. Department of Treasury 1.4 million shares of Huntington’s 5.00% Series B Non-voting Cumulative Preferred Stock, par value $0.01 per share with a liquidation preference of $1,000 per share, and a ten-year warrant to purchase up to 23.6 million shares of Huntington’s common stock, par value $0.01 per share, at an exercise price of $8.90 per share. The proceeds received were allocated to the preferred stock and additional paid-in-capital based on their relative fair values. The resulting discount on the preferred stock is amortized against retained earnings and is reflected as “Dividends on preferred shares”, resulting in additional dilution to Huntington’s earnings per share. The warrants are immediately exercisable, in whole or in part, over a term of 10 years. The warrants are included in Huntington’s diluted average common shares outstanding using the treasury stock method. Both the preferred securities and warrants were accounted for as additions to Huntington’s regulatory Tier 1 and Total capital.

The Series B Preferred Stock is not mandatorily redeemable and will pay cumulative dividends at a rate of 5% per year for the first five years and 9% per year thereafter. With regulatory approval, Huntington may redeem the Series B Preferred Stock at par with any unamortized discount recognized as a deemed dividend in the period of redemption. The Series B Preferred Stock rank on equal priority with Huntington’s existing 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock.

A company that participates in the TARP must adopt certain standards for executive compensation, including (a) prohibiting “golden parachute” payments as defined in the Emergency Economic Stabilization Act of 2008 (EESA) to senior executive officers; (b) requiring recovery of any compensation paid to senior executive officers based on criteria that is later proven to be materially inaccurate; (c) prohibiting incentive compensation that encourages unnecessary and excessive risks that threaten the value of the financial institution, and (d) accepting restrictions on the payment of dividends and the repurchase of common stock. As of June 30, 2010, Huntington is in compliance with all TARP standards, restrictions, and dividend payments.

Share Repurchase Program

As a condition to participate in the TARP, Huntington may not repurchase any additional shares without prior approval from the Department of Treasury. Huntington did not repurchase any shares for the three months ended June 30, 2010. On February 18, 2009, the board of directors terminated the previously authorized program for the repurchase of up to 15 million shares of common stock (the 2006 Repurchase Program).

10. EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is the amount of earnings (loss) (adjusted for dividends declared on preferred stock) available to each share of common stock outstanding during the reporting period. Diluted earnings (loss) per share is the amount of earnings (loss) available to each share of common stock outstanding during the reporting period adjusted to include the effect of potentially dilutive common shares. Potentially dilutive common shares include incremental shares issued for stock options, restricted stock units, distributions from deferred compensation plans, and the conversion of the Company’s convertible preferred stock and warrants (See Note 9). Potentially dilutive common shares are excluded from the computation of diluted earnings per share in periods in which the effect would be antidilutive. For diluted earnings (loss) per share, net income (loss) available to common shares can be affected by the conversion of the Company’s convertible preferred stock. Where the effect of this conversion would be dilutive, net income (loss) available to common shareholders is adjusted by the associated preferred dividends. The calculation of basic and diluted earnings (loss) per share for each of the three months and six months ended June 30, 2010 and 2009 was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2010	2009	2010	2009

Basic earnings (loss) per common share
Net income (loss)	$48,764	$(125,095)	$88,501	$(2,558,302)
Preferred stock dividends and amortization of discount	(29,426)	(57,451)	(58,783)	(116,244)
Net income (loss) available to common shareholders	$19,338	$(182,546)	$29,718	$(2,674,546)
Average common shares issued and outstanding	716,580	459,246	716,450	413,083
Basic earnings (loss) per common share	$0.03	$(0.40)	$0.04	$(6.47)

Diluted earnings (loss) per common share
Net income (loss) available to common shareholders	$19,338	$(182,546)	$29,718	$(2,674,546)
Net income (loss) applicable to diluted earnings per share	$19,338	$(182,546)	$29,718	$(2,674,546)
Average common shares issued and outstanding	716,580	459,246	716,450	413,083
Dilutive potential common shares:
Stock options and restricted stock units	1,957	—	1,685	—
Shares held in deferred compensation plans	850	—	855	—
Dilutive potential common shares:	2,807	—	2,540	—
Total diluted average common shares issued and outstanding	719,387	459,246	718,990	413,083
Diluted earnings (loss) per common share	$0.03	$(0.40)	$0.04	$(6.47)

Due to the loss attributable to common shareholders for the three months and six months ended 2009, no potentially dilutive shares are included in loss per share calculations for those periods as including such shares in the calculation would reduce the reported loss per share. Approximately 19.2 million, and 23.3 million options to purchase shares of common stock outstanding at the end of June 30, 2010, and 2009, respectively, were not included in the computation of diluted earnings per share because the effect would be antidilutive. The weighted average exercise price for these options was $19.22 per share, and $18.62 per share at the end of each respective period.

11. SHARE-BASED COMPENSATION

Huntington sponsors nonqualified and incentive share-based compensation plans. These plans provide for the granting of stock options and other awards to officers, directors, and other employees. Compensation costs are included in personnel costs on the condensed consolidated statements of income. Stock options are granted at the closing market price on the date of the grant. Options granted typically vest ratably over three years or when other conditions are met. Options granted prior to May 2004 have a term of ten years. All options granted after May 2004 have a term of seven years.

Huntington uses the Black-Scholes option-pricing model to value share-based compensation expense. This model assumes that the estimated fair value of options is amortized over the options’ vesting periods. Forfeitures are estimated at the date of grant based on historical rates and reduce the compensation expense recognized. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the date of grant. Expected volatility is based on the estimated volatility of Huntington’s stock over the expected term of the option. The expected dividend yield is based on the dividend rate and stock price at the date of the grant. The following table illustrates the weighted-average assumptions used in the option-pricing model for options granted in the three months and six months ended June 30, 2010, and 2009.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Assumptions
Risk-free interest rate	2.83%	2.63%	2.90%	2.03%
Expected dividend yield	0.69	1.20	0.81	0.84
Expected volatility of Huntington’s common stock	60.0	35.0	60.0	35.0
Expected option term (years)	6.0	6.0	6.0	6.0

Weighted-average grant date fair value per share	$3.19	$1.18	$2.76	$1.66

The following table illustrates total share-based compensation expense and related tax benefit for the three months and six months ended June 30, 2010 and 2009:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Share-based compensation expense	$3,676	$(183)	$6,609	$2,640
Tax (expense) benefit	1,287	(64)	2,313	924

As a result of increased employee turnover, during the 2009 second quarter Huntington updated its forfeiture rate assumption and adjusted share-based compensation expense to account for the higher forfeiture rate. This resulted in a reduction to share-based compensation expense of $2.8 million.

Huntington’s stock option activity and related information for the six months ended June 30, 2010, was as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
(in thousands, except per share amounts)	Options	Price	Life (Years)	Value
Outstanding at January 1, 2010	23,722	$17.21
Granted	590	5.11
Exercised	—	—
Forfeited/expired	(1,742)	15.75

Outstanding at June 30, 2010	22,570	$17.00	2.9	$4,136

Vested and expected to vest at June 30, 2010 (1)	21,407	$17.66	2.7	$3,024

Exercisable at June 30, 2010	17,950	$19.74	2.1	$144

(1)	The number of options expected to vest includes an estimate of expected forfeitures.

The aggregate intrinsic value represents the amount by which the fair value of underlying stock exceeds the “in-the-money” option exercise price. There were no exercises of stock options for the three months and six months ended June 30, 2010 or 2009.

Huntington also grants restricted stock units and awards. Restricted stock units and awards are issued at no cost to the recipient, and can be settled only in shares at the end of the vesting period. Restricted stock awards provide the holder with full voting rights and cash dividends during the vesting period. Restricted stock units do not provide the holder with voting rights or cash dividends during the vesting period and are subject to certain service restrictions. The fair value of the restricted stock units and awards is the closing market price of the Company’s common stock on the date of award.

The following table summarizes the status of Huntington’s restricted stock units and restricted stock awards as of June 30, 2010, and activity for the six months ended June 30, 2010:

		Weighted-		Weighted-
		Average		Average
	Restricted	Grant Date	Restricted	Grant Date
	Stock	Fair Value	Stock	Fair Value
(in thousands, except per share amounts)	Units	Per Share	Awards (1)	Per Share
Nonvested at January 1, 2010	2,717	$7.50	174	$3.45
Granted	239	5.64	188	5.64
Released	(23)	12.66	(51)	4.00
Forfeited	(73)	8.52	—	—

Nonvested at June 30, 2010	2,860	$7.28	311	$4.69

(1)
Includes restricted stock awards granted under the Amended and Restated 2007 Stock and Long-Term Incentive Plan to certain executives as a portion of their annual base salary. These awards are 100% vested as of the pay date and not subject to any requirement of future service. However, the shares are subject to restrictions regarding sale, transfer, pledge, or disposition until certain conditions are met.

The weighted-average grant date fair value of nonvested shares granted for the six months ended June 30, 2010, and 2009, were $5.64, and $2.52, respectively. The total fair value of awards vested during the six months ended June 30, 2010 and 2009, was $0.3 million, and $0.2 million, respectively. As of June 30, 2010, the total unrecognized compensation cost related to nonvested awards was $7.0 million with a weighted-average expense recognition period of 1.36 years.

Of the remaining 47.7 million shares of common stock authorized for issuance at June 30, 2010, 25.8 million were outstanding and 21.9 million were available for future grants. Huntington issues shares to fulfill stock option exercises and restricted stock units from available authorized shares. At June 30, 2010, the Company believes there are adequate authorized shares to satisfy anticipated stock option exercises in 2010.

12. BENEFIT PLANS

Huntington sponsors the Huntington Bancshares Retirement Plan (the Plan or Retirement Plan), a non-contributory defined benefit pension plan covering substantially all employees hired or rehired prior to January 1, 2010. The Plan provides benefits based upon length of service and compensation levels. The funding policy of Huntington is to contribute an annual amount that is at least equal to the minimum funding requirements but not more than that deductible under the Internal Revenue Code.

In addition, Huntington has an unfunded defined benefit post-retirement plan that provides certain health care and life insurance benefits to retired employees who have attained the age of 55 and have at least 10 years of vesting service under this plan. For any employee retiring on or after January 1, 1993, post-retirement health-care benefits are based upon the employee’s number of months of service and are limited to the actual cost of coverage. Life insurance benefits are a percentage of the employee’s base salary at the time of retirement, with a maximum of $50,000 of coverage. The employer paid portion of the post-retirement health and life insurance plan was eliminated for employees retiring on and after March 1, 2010. Eligible employees retiring on and after March 1, 2010, who elect retiree medical coverage will pay the full cost of this coverage. The company will not provide any employer paid life insurance to employees retiring on and after March 1, 2010. Eligible employees will be able to convert or port their existing life insurance at their own expense under the same terms that are available to all terminated employees.

Beginning January 1, 2010, there were changes to the way the future early and normal retirement benefit are calculated under the Retirement Plan for service on and after January 1, 2010. While these changes did not affect the benefit earned under the Retirement Plan through December 31, 2009, there will be a reduction in future benefits. In addition, employees hired or rehired on and after January 1, 2010 are not eligible to participate in the Retirement Plan.

The following table shows the components of net periodic benefit expense of the Plan and the Post-Retirement Benefit Plan:

	Pension Benefits		Post Retirement Benefits
	Three Months Ended		Three Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Service cost	$5,051	$6,154	$—	$465
Interest cost	7,217	7,056	433	895
Expected return on plan assets	(10,528)	(10,551)	—	—
Amortization of transition asset	2	1	—	276
Amortization of prior service cost	(1,442)	120	(338)	95
Amortization of gains	3,747	—	(176)	(231)
Settlements	1,725	1,725	—	—
Recognized net actuarial loss (gain)	—	1,874	—	—
Benefit expense	$5,772	$6,379	$(81)	$1,500

	Pension Benefits		Post Retirement Benefits
	Six Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Service cost	$10,102	$12,309	$—	$930
Interest cost	14,434	14,111	866	1,791
Expected return on plan assets	(21,056)	(21,102)	—	—
Amortization of transition asset	4	2	—	552
Amortization of prior service cost	(2,884)	241	(676)	189
Amortization of gains	7,494	—	(351)	(462)
Settlements	3,450	3,450	—	—
Recognized net actuarial loss (gain)	—	3,748	—	—
Benefit expense	$11,544	$12,759	$(161)	$3,000

There is no required minimum contribution for 2010 to the Retirement Plan.

The Huntington National Bank, as trustee, held all Plan assets at June 30, 2010, and December 31, 2009. The Plan assets consisted of investments in a variety of Huntington mutual funds and Huntington common stock as follows:

	Fair Value
(in thousands)	June 30, 2010		December 31, 2009
Cash equivalents:
Huntington funds — money market	$2,736	1%	$11,304	2%
Other	26	—	2,777	1
Fixed income:
Huntington funds — fixed income funds	132,883	31	125,323	28
Corporate obligations	1,084	—	1,315	—
U.S. Government Agencies	1,013	—	497	—
Equities:
Huntington funds — equity funds	266,183	63	256,222	57
Huntington funds — equity mutual funds	—	—	31,852	7
Other — equity mutual funds	—	—	122	—
Huntington common stock	21,756	5	14,347	3
Other common stock	—	—	10,355	2
Fair value of plan assets	$425,681	100%	$454,114	100%

Investments of the Plan are accounted for at cost on the trade date and are reported at fair value. All of the Plan’s investments at June 30, 2010 are classified as Level 1 within the fair value hierarchy. In general, investments of the Plan are exposed to various risks, such as interest rate risk, credit risk, and overall market volatility. Due to the level of risk associated with certain investments, it is reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the Plan assets.

The investment objective of the Plan is to maximize the return on Plan assets over a long time horizon, while meeting the Plan obligations. At June 30, 2010, Plan assets were invested 68% in equity investments and 32% in bonds, with an average duration of 3.1 years on bond investments. Although it may fluctuate with market conditions, management has targeted a long-term allocation of Plan assets of 69% in equity investments and 31% in bond investments.

Huntington also sponsors other nonqualified retirement plans, the most significant being the Supplemental Executive Retirement Plan (SERP) and the Supplemental Retirement Income Plan (SRIP). The SERP provides certain former officers and directors, and the SRIP provides certain current officers and directors of Huntington and its subsidiaries with defined pension benefits in excess of limits imposed by federal tax law. The cost of providing these plans was $0.9 million and $1.0 million for the three months ended June 30, 2010 and 2009, respectively. For the respective six-month periods, the cost was $1.6 million and $1.8 million.

Huntington has a defined contribution plan that is available to eligible employees. In the first quarter of 2009, the Plan was amended to eliminate employer matching contributions effective on or after March 15, 2009. Prior to March 15, 2009, Huntington matched participant contributions, up to the first 3% of base pay contributed to the plan. Half of the employee contribution was matched on the 4th and 5th percent of base pay contributed to the plan. Effective May 1, 2010, Huntington reinstated the employer matching contribution to the defined contribution plan. The cost of providing the plan for the second quarter of 2010 was $2.1 million. For the six months ended June 30, 2010 and 2009, the cost of providing the plan was $2.1 million and $3.1 million, respectively.

13. FAIR VALUES OF ASSETS AND LIABILITIES

Huntington follows the fair value accounting guidance under ASC 820 and ASC 825.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A three-level valuation hierarchy was established for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Following is a description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy.

Financial Instrument	Hierarchy	Valuation methodology

Mortgage loans held-for-sale	Level 2
Huntington elected to apply the fair value option for mortgage loans originated with the intent to sell which are included in loans held for sale. Mortgage loans held-for-sale are estimated using security prices for similar product types. At June 30, 2010, mortgage loans held for sale had an aggregate fair value of $404.8 million and an aggregate outstanding principal balance of $385.9 million. Interest income on these loans is recorded in interest and fees on loans and leases. Included in mortgage banking income were net gains resulting from changes in fair value of these loans, including net realized gains of $34.5 million and $55.4 million for the six months ended June 30, 2010 and 2009, respectively.

Investment Securities & Trading Account Securities (1)	Level 1	Consist of U.S. Treasury and other federal agency securities, and money market mutual funds which generally have quoted prices.

Level 2
Consist of U.S. Government and agency mortgage-backed securities and municipal securities for which an active market is not available. Third-party pricing services provide a fair value estimate based upon trades of similar financial instruments.

Level 3
Consist of asset-backed securities, pooled trust-preferred securities, certain private label CMOs, and variable rate demand notes for which fair value is estimated. Assumptions used to determine the fair value of these securities have greater subjectivity due to the lack of observable market transactions. Generally, there are only limited trades of similar instruments and a discounted cash flow approach is used to determine fair value.

Automobile loans (2)	Level 1	Consists of certain automobile loan receivables measured at fair value based on interest rates available from similarly traded securities.

Level 3
Consists of certain automobile loan receivables measured at fair value. The key assumptions used to determine the fair value of the automobile loan receivable included a projection of expected losses and prepayment of the underlying loans in the portfolio and a market assumption of interest rate spreads.

Financial Instrument	Hierarchy	Valuation methodology

Mortgage Servicing Rights (MSRs) (3)	Level 3
MSRs do not trade in an active, open market with readily observable prices. Although sales of MSRs do occur, the precise terms and conditions typically are not readily available. Fair value is based upon the final month-end valuation, which utilizes the month-end curve and prepayment assumptions. Based on updated market data and trends, the prepayment assumptions were lowered during the second quarter of 2010.

Derivatives (4)	Level 1	Consist of exchange traded contracts and forward commitments to deliver mortgage-backed securities which have quoted prices.

Level 2
Consist of basic asset and liability conversion swaps and options, and interest rate caps. These derivative positions are valued using internally developed models that use readily observable market parameters.

Level 3
Consist primarily of interest rate lock agreements related to mortgage loan commitments. The determination of fair value includes assumptions related to the likelihood that a commitment will ultimately result in a closed loan, which is a significant unobservable assumption.

Securitization trust notes payable (4)	Level 1	Consists of certain notes payable related to the automobile loans measured at fair value. The notes payable are valued based upon Level 1 prices because they are actively traded in the market.

(1)	Refer to Note 4 for additional information.

(2)	Refer to Note 5 for additional information.

(3)	Refer to Note 14 for additional information.

(4)	Refer to Note 2, 5, and 14 for additional information.

Assets and Liabilities measured at fair value on a recurring basis

Assets and liabilities measured at fair value on a recurring basis at June 30, 2010, December 31, 2009 and June 30, 2009 are summarized below:

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	June 30, 2010
Assets
Mortgage loans held for sale	$—	$404,817	$—	$—	$404,817
Trading account securities	64,285	42,573	—	—	106,858
Investment securities	2,164,981	5,458,143	875,679	—	8,498,803
Automobile loans	470,825	—	186,388	—	657,213
Mortgage servicing rights	—	—	132,405	—	132,405
Derivative assets	1,663	454,249	8,469	(84,912)	379,469
Liabilities
Securitization trust notes payable	494,512	—	—	—	494,512
Derivative liabilities	13,682	265,499	1,977	—	281,158

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	December 31, 2009
Assets
Mortgage loans held for sale	$—	$459,719	$—	$—	$459,719
Trading account securities	56,009	27,648	—	—	83,657
Investment securities	3,111,845	4,203,497	895,932	—	8,211,274
Mortgage servicing rights	—	—	176,427	—	176,427
Derivative assets	7,711	341,676	995	(62,626)	287,756
Equity investments	—	—	25,872	—	25,872
Liabilities
Derivative liabilities	119	233,597	5,231	—	238,947

	Fair Value Measurements at Reporting Date Using			Netting	Balance at
(in thousands)	Level 1	Level 2	Level 3	Adjustments (1)	June 30, 2009
Assets
Mortgage loans held for sale	$—	$545,119	$—	$—	$545,119
Trading account securities	58,763	37,157	—	—	95,920
Investment securities	2,377,767	2,032,372	1,096,793	—	5,506,932
Mortgage servicing rights	—	—	196,932	—	196,932
Derivative assets	7,920	337,491	3,180	(115,701)	232,890
Equity investments	—	—	28,462	—	28,462
Liabilities
Derivative liabilities	1,744	236,069	7,717	(87,887)	157,643

(1)
Amounts represent the impact of legally enforceable master netting agreements that allow the Company to settle positive and negative positions and cash collateral held or placed with the same counterparties.

The tables below present a rollforward of the balance sheet amounts for the three months and six months ended June 30, 2010 and 2009, for financial instruments measured on a recurring basis and classified as Level 3. The classification of an item as Level 3 is based on the significance of the unobservable inputs to the overall fair value measurement. However, Level 3 measurements may also include observable components of value that can be validated externally. Accordingly, the gains and losses in the table below include changes in fair value due in part to observable factors that are part of the valuation methodology. Transfers in and out of Level 3 are presented in the tables below at fair value at the beginning of the reporting period.

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2010
			Investment Securities
	Mortgage		Alt-A	Pooled
	Servicing	Derivative	Mortgage-	Trust-	Private			Equity
(in thousands)	Rights	Instruments	backed	Preferred	Label CMO	Other	Loans	Investments
Balance, beginning of period	$162,106	$(833)	$113,698	$105,381	$462,731	$318,597	$183,845	$—
Total gains/losses:
Included in earnings	(29,701)	5,547	(313)	(132)	(1,742)	—	4,845	—
Included in OCI	—	—	2,611	1,776	14,277	—	—	—
Purchases	—	—	—	—	—	—	—	—
Sales	—	—	(793)	—	(57,394)	—	—	—
Repayments	—	—	—	—	—	—	(2,302)	—
Issuances	—	—	—	—	—	—	—	—
Settlements	—	1,778	(2,973)	(315)	(23,261)	(56,469)	—	—
Balance, end of period	$132,405	$6,492	$112,230	$106,710	$394,611	$262,128	$186,388	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(29,701)	$5,330	$2,298	$1,644	$12,535	$—	$4,845	$—

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2009
			Investment Securities
	Mortgage		Alt-A	Pooled
	Servicing	Derivative	Mortgage-	Trust-	Private			Equity
(in thousands)	Rights	Instruments	backed	Preferred	Label CMO	Other	Loans	Investments
Balance, beginning of period	$167,838	$9,515	$355,729	$130,497	$511,949	$257,586	$—	$32,480
Total gains/losses:
Included in earnings	32,200	(5,843)	(974)	(12,422)	(622)	1,298	—	1,389
Included in OCI	—	—	(2,727)	12,296	45,077	3,152	—	—
Purchases	—	—	—	—	5,448	—	—	250
Sales	—	—	(72,092)	—	—	(78,675)	—	—
Repayments	—	—	—	—	—	—	—	—
Issuances	—	—	—	—	—	—	—	—
Settlements	(3,106)	(1,109)	(5,871)	(1,507)	(51,349)	—	—	(5,657)
Balance, end of period	$196,932	$2,563	$274,065	$128,864	$510,503	$183,361	$—	$28,462

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$32,200	$(6,952)	$(3,701)	$126	$44,455	$4,450	$—	$1,389

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2010
			Investment Securities
	Mortgage		Alt-A	Pooled
	Servicing	Derivative	Mortgage-	Trust-	Private			Equity
(in thousands)	Rights	Instruments	backed	Preferred	Label CMO	Other	Loans	Investments
Balance, beginning of period	$176,427	$(4,236)	$116,934	$106,091	$477,319	$195,588	$—	$25,872
Total gains/losses:
Included in earnings	(44,022)	8,939	(912)	(3,583)	(3,832)	—	10,104	—
Included in OCI	—	—	4,057	4,517	24,967	—	—	—
Purchases	—	—	—	—	—	—	—	—
Sales	—	—	(2,631)	—	(57,394)	—	—	—
Repayments	—	—	—	—	—	—	(3,735)	—
Issuances	—	—	—	—	—	—	—	—
Settlements	—	1,789	(5,218)	(315)	(46,449)	(73,024)	—	—
Transfers in/out of Level 3 (1)	—	—	—	—	—	139,564	180,019	(25,872)
Balance, end of period	$132,405	$6,492	$112,230	$106,710	$394,611	$262,128	$186,388	$—

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$(44,022)	$8,733	$3,145	$934	$21,135	$—	$10,104	$—

(1)
Transfers in/out of other investment securities includes the addition of $323.6 million relating to municipal securities, a transfer out of $184.0 million related to the consolidation of the 2009 Trust (see Notes 5 and 15), a transfer in of $180.0 of loans related to the 2009 Trust, and a transfer out of $25.9 million related to Equity Investments no longer valued under the fair value guidance of ASC 820.

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2009
			Investment Securities
	Mortgage		Alt-A	Pooled
	Servicing	Derivative	Mortgage-	Trust-	Private			Equity
(in thousands)	Rights	Instruments	backed	Preferred	Label CMO	Other	Loans	Investments
Balance, beginning of period	$167,438	$8,132	$322,421	$141,606	$523,515	$—	$—	$36,893
Total gains/losses:
Included in earnings	30,212	(3,875)	1,992	(14,816)	103	1,298	—	69
Included in OCI	—	—	34,141	3,610	58,396	2,323	—	—
Purchases	—	—	—	—	5,448	258,415	—	1,017
Sales	—	—	(72,092)	—	—	(78,675)	—	—
Repayments	—	—	—	—	—	—	—	—
Issuances	2,388	—	—	—	—	—	—	—
Settlements	(3,106)	(1,694)	(12,397)	(1,536)	(76,959)	—	—	(9,517)
Balance, end of period	$196,932	$2,563	$274,065	$128,864	$510,503	$183,361	$—	$28,462

The amount of total gains or losses for the period included in earnings (or OCI) attributable to the change in unrealized gains or losses relating to assets still held at reporting date	$30,212	$(5,843)	$36,133	$(11,206)	$58,499	$3,621	$—	$1,389

The table below summarizes the classification of gains and losses due to changes in fair value, recorded in earnings for Level 3 assets and liabilities for the three months and six months ended June 30, 2010 and 2009.

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2010
			Investment Securities
	Mortgage		Alt-A	Pooled
	Servicing	Derivative	Mortgage-	Trust-	Private			Equity
(in thousands)	Rights	Instruments	backed	Preferred	Label CMO	Other	Loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(29,701)	$5,547	$—	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	(560)	—	(2,264)	—	—	—
Interest and fee income	—	—	247	(132)	522	—	(3,180)	—
Noninterest income	—	—	—	—	—	—	8,025	—
Total	$(29,701)	$5,547	$(313)	$(132)	$(1,742)	$—	$4,845	$—

	Level 3 Fair Value Measurements
	Three Months Ended June 30, 2009
			Investment Securities
	Mortgage		Alt-A	Pooled
	Servicing	Derivative	Mortgage-	Trust-	Private			Equity
(in thousands)	Rights	Instruments	backed	Preferred	Label CMO	Other	Loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$32,200	$(5,843)	$—	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	(5,881)	(12,455)	(1,251)	—	—	—
Interest and fee income	—	—	4,907	33	629	1,298	—	—
Noninterest income	—	—	—	—	—	—	—	1,389
Total	$32,200	$(5,843)	$(974)	$(12,422)	$(622)	$1,298	$—	$1,389

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2010
			Investment Securities
	Mortgage		Alt-A	Pooled
	Servicing	Derivative	Mortgage-	Trust-	Private			Equity
(in thousands)	Rights	Instruments	backed	Preferred	Label CMO	Other	Loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$(44,022)	$8,939	$—	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	(1,202)	(3,215)	(4,868)	—	—	—
Interest and fee income	—	—	290	(368)	1,036	—	(4,400)	—
Noninterest income	—	—	—	—	—	—	14,504	—
Total	$(44,022)	$8,939	$(912)	$(3,583)	$(3,832)	$—	$10,104	$—

	Level 3 Fair Value Measurements
	Six Months Ended June 30, 2009
			Investment Securities
	Mortgage		Alt-A	Pooled
	Servicing	Derivative	Mortgage-	Trust-	Private			Equity
(in thousands)	Rights	Instruments	backed	Preferred	Label CMO	Other	Loans	investments
Classification of gains and losses in earnings:
Mortgage banking income (loss)	$30,212	$(3,875)	$—	$—	$—	$—	$—	$—
Securities gains (losses)	—	—	(7,386)	(14,887)	(1,251)	—	—	—
Interest and fee income	—	—	9,378	71	1,354	1,298	—	—
Noninterest income	—	—	—	—	—	—	—	69
Total	$30,212	$(3,875)	$1,992	$(14,816)	$103	$1,298	$—	$69

Assets and Liabilities measured at fair value on a nonrecurring basis

Certain assets and liabilities may be required to be measured at fair value on a nonrecurring basis in periods subsequent to their initial recognition. These assets and liabilities are not measured at fair value on an ongoing basis; however, they are subject to fair value adjustments in certain circumstances, such as when there is evidence of impairment.

Periodically, Huntington records nonrecurring adjustments of collateral-dependent loans measured for impairment when establishing the allowance for credit losses. Such amounts are generally based on the fair value of the underlying collateral supporting the loan. Appraisals are generally obtained to support the fair value of the collateral and incorporate measures such as recent sales prices for comparable properties and cost of construction. In cases where the carrying value exceeds the fair value of the collateral less cost to sell, an impairment charge is recognized. Huntington considers these fair values a Level 3 input in the valuation hierarchy. During the six months ended June 30, 2010 and 2009, Huntington identified $29.3 million, and $198.1 million, respectively, of impaired loans for which the fair value is recorded based upon collateral value. For the six months ended June 30, 2010 and 2009, nonrecurring fair value impairment of $8.8 million and $93.7 million, respectively, were recorded within the provision for credit losses.

Other real estate owned properties are valued based on appraisals and third party price opinions, less estimated selling costs. At June 30, 2010 and 2009, Huntington had $139.1 million and $172.9 million, respectively of OREO assets at fair value. For the three months ended June 30, 2010 and 2009, losses of $1.2 million and $1.1 million were recorded within noninterest expense. Losses recorded within noninterest expense for the six months ended June 30, 2010 and 2009 totaled $3.3 million and $28.2 million, respectively.

At the end of 2010 second quarter, $398 million of Franklin-related loans ($333.0 million of residential mortgages and $64.7 million of home equity loans) at a value of $323 million were transferred into loans held for sale. Reflecting the transfer, these loans were marked to lower of cost or fair value, which resulted in 2010 second quarter charge-offs of $75.5 million ($60.8 million related to residential mortgages and $14.7 million related to home equity loans), and the provision for credit losses was increased by $75.5 million.

Fair values of financial instruments

The carrying amounts and estimated fair values of Huntington’s financial instruments at June 30, 2010, December 31, 2009, and June 30, 2009 are presented in the following table:

	June 30, 2010		December 31, 2009		June 30, 2009
	Carrying	Fair	Carrying	Fair	Carrying	Fair
(in thousands)	Amount	Value	Amount	Value	Amount	Value

Financial Assets:
Cash and short-term assets	$1,415,244	$1,415,244	$1,840,719	$1,840,719	$2,475,686	$2,475,686
Trading account securities	106,858	106,858	83,657	83,657	95,920	95,920
Loans held for sale	777,843	777,843	461,647	461,647	559,017	559,017
Investment securities	8,803,718	8,803,718	8,587,914	8,587,914	5,934,704	5,934,704
Net loans and direct financing leases	35,567,535	34,048,771	35,308,184	32,598,423	37,577,209	32,524,867
Derivatives	379,469	379,469	287,756	287,756	232,764	232,764

Financial Liabilities:
Deposits	(39,848,507)	(40,110,589)	(40,493,927)	(40,753,365)	(39,165,132)	(39,513,808)
Short-term borrowings	(1,093,218)	(1,085,958)	(876,241)	(857,254)	(862,056)	(838,324)
Federal Home Loan Bank advances	(599,798)	(599,798)	(168,977)	(168,977)	(926,937)	(926,937)
Other long term debt	(2,569,934)	(2,562,062)	(2,369,491)	(2,332,300)	(2,508,144)	(2,380,252)
Subordinated notes	(1,195,210)	(1,008,921)	(1,264,202)	(989,989)	(1,672,887)	(1,222,059)
Derivatives	(281,158)	(281,158)	(238,947)	(238,947)	(160,202)	(160,202)

The short-term nature of certain assets and liabilities result in their carrying value approximating fair value. These include trading account securities, customers’ acceptance liabilities, short-term borrowings, bank acceptances outstanding, Federal Home Loan Bank Advances and cash and short-term assets, which include cash and due from banks, interest-bearing deposits in banks, and federal funds sold and securities purchased under resale agreements. Loan commitments and letters of credit generally have short-term, variable-rate features and contain clauses that limit Huntington’s exposure to changes in customer credit quality. Accordingly, their carrying values, which are immaterial at the respective balance sheet dates, are reasonable estimates of fair value. Not all the financial instruments listed in the table above are subject to the disclosure provisions of ASC 820.

Certain assets, the most significant being operating lease assets, bank owned life insurance, and premises and equipment, do not meet the definition of a financial instrument and are excluded from this disclosure. Similarly, mortgage and non-mortgage servicing rights, deposit base, and other customer relationship intangibles are not considered financial instruments and are not included above. Accordingly, this fair value information is not intended to, and does not, represent Huntington’s underlying value. Many of the assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management. These estimations necessarily involve the use of judgment about a wide variety of factors, including but not limited to, relevancy of market prices of comparable instruments, expected future cash flows, and appropriate discount rates.

The following methods and assumptions were used by Huntington to estimate the fair value of the remaining classes of financial instruments:

Loans and Direct Financing Leases

Variable-rate loans that reprice frequently are based on carrying amounts, as adjusted for estimated credit losses. The fair values for other loans and leases are estimated using discounted cash flow analyses and employ interest rates currently being offered for loans and leases with similar terms. The rates take into account the position of the yield curve, as well as an adjustment for prepayment risk, operating costs, and profit. This value is also reduced by an estimate of probable losses and the credit risk associated in the loan and lease portfolio. The valuation of the loan portfolio reflected discounts that Huntington believed are consistent with transactions occurring in the market place.

Deposits

Demand deposits, savings accounts, and money market deposits are, by definition, equal to the amount payable on demand. The fair values of fixed-rate time deposits are estimated by discounting cash flows using interest rates currently being offered on certificates with similar maturities.

Debt

Fixed-rate, long-term debt is based upon quoted market prices, which are inclusive of Huntington’s credit risk. In the absence of quoted market prices, discounted cash flows using market rates for similar debt with the same maturities are used in the determination of fair value.

14. DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are recorded as either other assets or other liabilities, respectively and measured at fair value.

Derivatives used in Asset and Liability Management Activities

A variety of derivative financial instruments, principally interest rate swaps, are used in asset and liability management activities to protect against the risk of adverse price or interest rate movements. These instruments provide flexibility in adjusting Huntington’s sensitivity to changes in interest rates without exposure to loss of principal and higher funding requirements. Huntington records derivatives at fair value, as further described in Note 13. Collateral agreements are regularly entered into as part of the underlying derivative agreements with Huntington’s counterparties to mitigate counter party credit risk. At June 30, 2010, December 31, 2009 and June 30, 2009, aggregate credit risk associated with these derivatives, net of collateral that has been pledged by the counterparty, was $42.8 million, $20.3 million and $42.4 million, respectively. The credit risk associated with interest rate swaps is calculated after considering master netting agreements.

At June 30, 2010, Huntington pledged $246.1 million of investment securities and cash collateral to various counterparties, while various other counterparties pledged $96.4 million of investment securities and cash collateral to Huntington to satisfy collateral netting agreements. In the event of credit downgrades, Huntington would be required to provide $1.0 million of additional collateral.

The following table presents the gross notional values of derivatives used in Huntington’s asset and liability management activities at June 30, 2010, identified by the underlying interest rate-sensitive instruments:

	Fair Value	Cash Flow
(in thousands)	Hedges	Hedges	Total
Instruments associated with:
Loans	$—	$6,960,000	$6,960,000
Deposits	1,074,025	—	1,074,025
Subordinated notes	298,000	—	298,000
Other long-term debt	35,000	—	35,000
Total notional value at June 30, 2010	$1,407,025	$6,960,000	$8,367,025

The following table presents additional information about the interest rate swaps used in Huntington’s asset and liability management activities at June 30, 2010:

		Average		Weighted-Average
	Notional	Maturity	Fair	Rate
(in thousands)	Value	(years)	Value	Receive	Pay
Asset conversion swaps — receive fixed — generic	$6,960,000	1.6	$59,511	1.51%	0.66%
Liability conversion swaps — receive fixed — generic	1,407,025	2.6	59,972	2.22	0.46
Total swap portfolio	$8,367,025	1.8	$119,483	1.63%	0.63%

These derivative financial instruments were entered into for the purpose of managing the interest rate risk of assets and liabilities. Consequently, net amounts receivable or payable on contracts hedging either interest earning assets or interest bearing liabilities were accrued as an adjustment to either interest income or interest expense. The net amounts resulted in an increase/(decrease) to net interest income of $48.4 million, and $42.2 million for the three months ended June 30, 2010, and 2009, respectively. For the six months ended June 30, 2010 and 2009, the net amounts resulted in an increase/(decrease) to net interest income of $106.4 million and $73.4 million, respectively.

In connection with securitization activities, Huntington purchased interest rate caps with a notional value totaling $1.0 billion. These purchased caps were assigned to the securitization trust for the benefit of the security holders. Interest rate caps were also sold totaling $1.0 billion outside the securitization structure. Both the purchased and sold caps are marked to market through income.

In connection with the sale of Huntington’s class B Visa shares, Huntington entered into a swap agreement with the purchaser of the shares. The swap agreement adjusts for dilution in the conversion ratio of class B shares resulting from the Visa litigation. At June 30, 2010, the fair value of the swap liability of $1.9 million is an estimate of the exposure liability based upon Huntington’s assessment of the probability-weighted potential Visa litigation losses.

The following table presents the fair values at June 30, 2010, December 31, 2009 and June 30, 2009 of Huntington’s derivatives that are designated and not designated as hedging instruments. Amounts in the table below are presented gross without the impact of any net collateral arrangements.

Asset derivatives included in accrued income and other assets

	June 30,	December 31,	June 30,
(in thousands)	2010	2009	2009
Interest rate contracts designated as hedging instruments	$119,483	$85,984	$87,069
Interest rate contracts not designated as hedging instruments	334,766	255,692	284,902
Foreign exchange contracts not designated as hedging instruments	1,554	—	—
Total contracts	$455,803	$341,676	$371,971

Liability derivatives included in accrued expenses and other liabilities

	June 30,	December 31,	June 30,
(in thousands)	2010	2009	2009
Interest rate contracts designated as hedging instruments	$—	$3,464	$8,711
Interest rate contracts not designated as hedging instruments	267,397	234,026	268,939
Total contracts	$267,397	$237,490	$277,650

Fair value hedges are purchased to convert deposits and subordinated and other long term debt from fixed rate obligations to floating rate. The changes in fair value of the derivative are, to the extent that the hedging relationship is effective, recorded through earnings and offset against changes in the fair value of the hedged item.

The following table presents the increase or (decrease) to interest expense for the three months and six months ended June 30, 2010 and 2009 for derivatives designated as fair value hedges:

Derivatives in fair value		Three Months Ended		Six Months Ended
hedging relationships	Location of change in fair value	June 30,		June 30,
(in thousands)	recognized in earnings on derivative	2010	2009	2010	2009
Interest Rate Contracts
Deposits	Interest expense — deposits	$(861)	$(757)	$(1,600)	$(1,103)
Subordinated notes	Interest expense — subordinated notes and other long term debt	(3,967)	(7,305)	(8,290)	(13,651)
Other long term debt	Interest expense — subordinated notes and other long term debt	(371)	350	(631)	836
Total		$(5,199)	$(7,712)	$(10,521)	$(13,918)

For cash flow hedges, interest rate swap contracts were entered into that pay fixed-rate interest in exchange for the receipt of variable-rate interest without the exchange of the contract’s underlying notional amount, which effectively converts a portion of its floating-rate debt to fixed-rate. This reduces the potentially adverse impact of increases in interest rates on future interest expense. Other LIBOR-based commercial and industrial loans were effectively converted to fixed-rate by entering into contracts that swap certain variable-rate interest payments for fixed-rate interest payments at designated times.

To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value will not be included in current earnings but are reported as a component of accumulated other comprehensive income in shareholders’ equity. These changes in fair value will be included in earnings of future periods when earnings are also affected by the changes in the hedged cash flows. To the extent these derivatives are not effective, changes in their fair values are immediately included in interest income.

The following table presents the gains and (losses) recognized in other comprehensive income (loss) (OCI) and the location in the consolidated statements of income of gains and (losses) reclassified from OCI into earnings for the six months ended June 30, 2010 and 2009 for derivatives designated as effective cash flow hedges:

				Amount of gain or
	Amount of gain or			(loss) reclassified
Derivatives in cash	(loss) recognized in			from accumulated
flow hedging	OCI on derivatives		Location of gain or (loss) reclassified from accumulated	OCI into earnings
relationships	(effective portion)		OCI into earnings (effective portion)	(effective portion)
(in thousands)	2010	2009		2010	2009
Interest rate contracts
Loans	$47,434	$(41,450)	Interest and fee income - loans and leases	$(73,381)	$9,512
FHLB Advances	—	1,338	Interest expense - other borrowings	2,216	3,744
Deposits	—	253	Interest expense - deposits	—	3,139
Subordinated notes	—	92	Interest expense - other borrowings	(837)	(1,550)
Other long term debt	—	—	Interest expense - other borrowings	—	(247)
Total	$47,434	$(39,767)		$(72,002)	$14,598

The following table details the gains and (losses) recognized in noninterest income on the ineffective portion on interest rate contracts for derivatives designated as fair value and cash flow hedges for the three months and six months ended June 30, 2010, and 2009.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Derivatives in fair value hedging relationships
Interest rate contracts
Deposits	$413	$62	$569	$403
Derivatives in cash flow hedging relationships
Interest rate contracts
Loans	(293)	(2,670)	574	(2,179)
FHLB Advances	—	—	—	(792)

Derivatives used in trading activities

Various derivative financial instruments are offered to enable customers to meet their financing and investing objectives and for their risk management purposes. Derivative financial instruments used in trading activities consisted predominantly of interest rate swaps, but also included interest rate caps, floors, and futures, as well as foreign exchange options. Interest rate options grant the option holder the right to buy or sell an underlying financial instrument for a predetermined price before the contract expires. Interest rate futures are commitments to either purchase or sell a financial instrument at a future date for a specified price or yield and may be settled in cash or through delivery of the underlying financial instrument. Interest rate caps and floors are option-based contracts that entitle the buyer to receive cash payments based on the difference between a designated reference rate and a strike price, applied to a notional amount. Written options, primarily caps, expose Huntington to market risk but not credit risk. Purchased options contain both credit and market risk. The interest rate risk of these customer derivatives is mitigated by entering into similar derivatives having offsetting terms with other counterparties. The credit risk to these customers is evaluated and included in the calculation of fair value.

The net fair values of these derivative financial instruments, for which the gross amounts are included in other assets or other liabilities at June 30, 2010, December 31, 2009, and June 30, 2009 were $43.5 million, $45.1 million and $50.4 million, respectively. Changes in fair value of $3.7 million and $2.6 million for the three months ended June 30, 2010 and 2009, respectively, and $6.4 million and $6.4 million for the six months ended June 30, 2010 and 2009, respectively, were reflected in other noninterest income. The total notional values of derivative financial instruments used by Huntington on behalf of customers, including offsetting derivatives, were $9.5 billion, $9.6 billion and $9.8 billion at June 30, 2010, December 31, 2009, and June 30, 2009, respectively. Huntington’s credit risks from interest rate swaps used for trading purposes were $334.8 million, $255.7 million and $284.9 million at the same dates, respectively.

Derivatives used in mortgage banking activities

Huntington also uses certain derivative financial instruments to offset changes in value of its residential mortgage servicing assets. These derivatives consist primarily of forward interest rate agreements and forward mortgage securities. The derivative instruments used are not designated as hedges. Accordingly, such derivatives are recorded at fair value with changes in fair value reflected in mortgage banking income . The following table summarizes the derivative assets and liabilities used in mortgage banking activities:

	June 30,	December 31,	June 30,
(in thousands)	2010	2009	2009
Derivative assets:
Interest rate lock agreements	$8,469	$995	$3,180
Forward trades and options	109	7,711	7,920
Total derivative assets	8,578	8,706	11,100
Derivative liabilities:
Interest rate lock agreements	(79)	(1,338)	(617)
Forward trades and options	(13,682)	(119)	(1,744)
Total derivative liabilities	(13,761)	(1,457)	(2,361)

Net derivative liability	$(5,183)	$7,249	$8,739

The total notional value of these derivative financial instruments at June 30, 2010, December 31, 2009 and June 30, 2009, was $3.1 billion, $3.7 billion, $4.8 billion, respectively. The total notional amount at June 30, 2010 corresponds to trading assets with a fair value of $26.7 million and trading liabilities with a fair value of $0.2 million. Total MSR hedging gains and (losses) for the three months ended June 30, 2010, and 2009, were $46.3 million, and ($50.2 million), respectively, and $58.2 million, and ($40.9 million) for the six months ended June 30, 2010, and 2009, respectively. Included in total MSR hedging gains and losses for the three months ended June 30, 2010, and 2009 were gains and (losses) related to derivative instruments of $46.1 million, and ($50.4 million), respectively, and $57.6 million, and ($43.7 million) for the six months ended June 30, 2010, and 2009, respectively. These amounts are included in mortgage banking income in the condensed consolidated statements of income.

15. VARIABLE INTEREST ENTITIES

Consolidated Variable Interest Entities

Consolidated variable interest entities at June 30, 2010 consist of the Franklin 2009 Trust (See Note 3) and certain loan securitization trusts. Loan securitizations include auto loan and lease securitization trusts formed in 2009, 2008, 2006, and 2000. Huntington has determined that the trusts are variable interest entities (VIEs). Through Huntington’s continuing involvement in the trusts (including ownership of beneficial interests and certain servicing or collateral management activities), Huntington is the primary beneficiary.

With the adoption of amended accounting guidance for VIEs, Huntington consolidated the 2009 Trust containing automobile loans on January 1, 2010. Huntington has elected the fair value option under ASC 825, Financial Instruments, for both the auto loans and the related debt obligations. Upon adoption of the new accounting standard, total assets increased $621.6 million, total liabilities increased $629.3 million, and a negative cumulative effect adjustment to other comprehensive income and retained earnings of $7.7 million was recorded.

The carrying amount and classification of the trusts’ assets and liabilities included in the consolidated balance sheet are as follows:

	June 30, 2010
	Franklin
(in thousands)	2009 Trust	2009 Trust	2008 Trust	2006 Trust	2000 Trust	Total
Assets
Cash	$—	$26,903	$25,914	$225,637	$1,483	$279,937
Loans and leases	—	657,213	406,835	1,238,492	—	2,302,540
Allowance for loan and lease losses	—	—	(3,377)	(10,279)	—	(13,656)
Net loans and leases	—	657,213	403,458	1,228,213	—	2,288,884
Loans held for sale	323,411	—	—	—	—	323,411
Accrued income and other assets	24,515	2,846	2,107	5,506	—	34,974
Total assets	$347,926	$686,962	$431,479	$1,459,356	$1,483	$2,927,206
Liabilities
Other long-term debt	$57,482	$494,512	$265,280	$1,063,004	$—	$1,880,278
Accrued interest and other liabilities	10,130	922	540	13,038	—	24,630
Total liabilities	$67,612	$495,434	$265,820	$1,076,042	$—	$1,904,908

The auto loans and leases were designated to repay the securitized notes. Huntington services the loans and leases and uses the proceeds from principal and interest payments to pay the securitized notes during the amortization period. Huntington has not provided financial or other support that was not previously contractually required.

Trust Preferred Securities

Huntington has certain wholly-owned trusts that are not consolidated. The trusts have been formed for the sole purpose of issuing trust preferred securities, from which the proceeds are then invested in Huntington junior subordinated debentures, which are reflected in Huntington’s condensed consolidated balance sheet as subordinated notes. The trust securities are the obligations of the trusts and are not consolidated within Huntington’s balance sheet. A list of trust preferred securities outstanding at June 30, 2010 follows:

			Principal amount of	Investment in
			subordinated note/	unconsolidated
(in thousands)	Rate		debenture issued to trust (1)	subsidiary (2)
Huntington Capital I	1.04	%(3)	$138,816	$6,186
Huntington Capital II	1.16	(4)	60,093	3,093
Huntington Capital III	6.69		114,058	10
BancFirst Ohio Trust Preferred	8.54		23,274	619
Sky Financial Capital Trust I	8.52	(5)	64,613	1,856
Sky Financial Capital Trust II	3.24	(6)	30,929	929
Sky Financial Capital Trust III	1.51	(7)	77,647	2,320
Sky Financial Capital Trust IV	1.27	(7)	77,647	2,320
Prospect Trust I	3.55		6,186	186
Total			$593,263	$17,519

(1)	Represents the principal amount of debentures issued to each trust, including unamortized original issue discount.

(2)	Huntington’s investment in the unconsolidated trusts represents the only risk of loss.

(3)	Variable effective rate at June 30, 2010, based on three month LIBOR + 0.70.

(4)	Variable effective rate at June 30, 2010, based on three month LIBOR + 0.625.

(5)	Variable effective rate at June 30, 2010, based on three month LIBOR + 2.95.

(6)	Variable effective rate at June 30, 2010, based on three month LIBOR + 3.25.

(7)	Variable effective rate at June 30, 2010, based on three month LIBOR + 1.40.

Each issue of the junior subordinated debentures has an interest rate equal to the corresponding trust securities distribution rate. Huntington has the right to defer payment of interest on the debentures at any time, or from time to time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the related debentures. During any such extension period, distributions to the trust securities will also be deferred and Huntington’s ability to pay dividends on its common stock will be restricted. Periodic cash payments and payments upon liquidation or redemption with respect to trust securities are guaranteed by Huntington to the extent of funds held by the trusts. The guarantee ranks subordinate and junior in right of payment to all indebtedness of the company to the same extent as the junior subordinated debt. The guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by Huntington.

Low Income Housing Tax Credit Partnerships

Huntington makes certain equity investments in various limited partnerships that sponsor affordable housing projects utilizing the Low Income Housing Tax Credit (LIHTC) pursuant to Section 42 of the Internal Revenue Code. The purpose of these investments is to achieve a satisfactory return on capital, to facilitate the sale of additional affordable housing product offerings and to assist us in achieving goals associated with the Community Reinvestment Act. The primary activities of the limited partnerships include the identification, development, and operation of multi-family housing that is leased to qualifying residential tenants. Generally, these types of investments are funded through a combination of debt and equity.

Huntington does not own a majority of the limited partnership interests in these entities and is not the primary beneficiary. Huntington uses the equity method to account for the majority of its investments in these entities. These investments are included in accrued income and other assets. At June 30, 2010, December 31, 2009 and June 30, 2009, Huntington has commitments of $232.9 million, $285.3 million and $231.5 million, respectively of which $222.5 million, $192.7 million and $169.8 million, respectively are funded. The unfunded portion is included in accrued expenses and other liabilities.

On July 8, 2010, Huntington announced it will invest $100 million in Ohio affordable rental housing through 2012. Huntington’s investment is in partnership with the Ohio Capital Corporation for Housing (OCCH). OCCH is a Columbus-based nonprofit corporation that raises and invests private capital in affordable rental housing throughout Ohio.

16. COMMITMENTS AND CONTINGENT LIABILITIES

Commitments to extend credit

In the ordinary course of business, Huntington makes various commitments to extend credit that are not reflected in the financial statements. The contract amounts of these financial agreements at June 30, 2010, December 31, 2009 and June 30, 2009, were as follows:

	June 30,	December 31,	June 30,
(in millions)	2010	2009	2009

Contract amount represents credit risk
Commitments to extend credit
Commercial	$5,703	$5,834	$6,232
Consumer	4,936	5,028	4,952
Commercial real estate	773	1,075	1,395
Standby letters of credit	516	577	703

Commitments to extend credit generally have fixed expiration dates, are variable-rate, and contain clauses that permit Huntington to terminate or otherwise renegotiate the contracts in the event of a significant deterioration in the customer’s credit quality. These arrangements normally require the payment of a fee by the customer, the pricing of which is based on prevailing market conditions, credit quality, probability of funding, and other relevant factors. Since many of these commitments are expected to expire without being drawn upon, the contract amounts are not necessarily indicative of future cash requirements. The interest rate risk arising from these financial instruments is insignificant as a result of their predominantly short-term, variable-rate nature.

Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most of these arrangements mature within two years. The carrying amount of deferred revenue associated with these guarantees was $2.1 million, $2.8 million and $2.8 million at June 30, 2010, December 31, 2009 and June 30, 2009, respectively.

Through the Company’s credit process, Huntington monitors the credit risks of outstanding standby letters of credit. When it is probable that a standby letter of credit will be drawn and not repaid in full, losses are recognized in the provision for credit losses. At June 30, 2010, Huntington had $0.5 billion of standby letters of credit outstanding, of which 71% were collateralized.

Huntington uses an internal loan grading system to assess an estimate of loss on its loan and lease portfolio. The same loan grading system is used to help monitor credit risk associated with standby letters of credit. Under this risk rating system as of June 30, 2010, approximately $78.3 million of the standby letters of credit were rated strong with sufficient asset quality, liquidity, and good debt capacity and coverage, approximately $374.6 million were rated average with acceptable asset quality, liquidity, and modest debt capacity; and approximately $63.4 million were rated substandard with negative financial trends, structural weaknesses, operating difficulties, and higher leverage.

Commercial letters of credit represent short-term, self-liquidating instruments that facilitate customer trade transactions and generally have maturities of no longer than 90 days. The goods or cargo being traded normally secures these instruments.

Commitments to sell loans

Huntington enters into forward contracts relating to its mortgage banking business to hedge the exposures from commitments to make new residential mortgage loans with existing customers and from mortgage loans classified as held for sale. At June 30, 2010, December 31, 2009 and June 30, 2009, Huntington had commitments to sell residential real estate loans of $735.1 million, $662.9 million and $828.9 million, respectively. These contracts mature in less than one year.

Income Taxes

The Company and its subsidiaries file income tax return in the U.S. federal jurisdiction and various state, city and foreign jurisdictions. Federal income tax audits have been completed through 2005. Various state and other jurisdictions remain open to examination for tax years 2000 and forward.

Both the IRS and state tax officials from Ohio, Kentucky, and Illinois have proposed adjustments to the Company’s previously filed tax returns. Management believes that the tax positions taken by the Company related to such proposed adjustments were correct and supported by applicable statutes, regulations, and judicial authority, and intends to vigorously defend them. It is possible that the ultimate resolution of the proposed adjustments, if unfavorable, may be material to the results of operations in the period it occurs. However, although no assurance can be given, the Company believes that the resolution of these examinations will not, individually or in the aggregate, have a material adverse impact on our consolidated financial position.

Huntington accounts for uncertainties in income taxes in accordance with ASC 740, “Income Taxes”. At June 30, 2010, the Company had a net unrecognized tax benefit of $19.2 million in income tax reserves related to tax positions. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. However, any ultimate settlement is not expected to be material to the financial statements as a whole. The company recognizes interest and penalties on income tax assessments or income tax refunds in the financial statements as a component of its provision for income taxes. There were no amounts recognized for interest and penalties for the periods ended June 30, 2010 and no amounts accrued at June 30, 2010. Huntington does not anticipate the total amount of unrecognized tax benefits to significantly change within the next 12 months.

Health Care and Education Reconciliation Act of 2010 (Act)

On March 23, 2010, the Act was signed into law. The Act includes a provision to repeal the deduction for employer subsidies for retiree drug coverage under Medicare Part D. Under prior law, an employer offering retiree prescription drug coverage that is at least as valuable as Medicare Part D was entitled to a subsidy. Employers were able to deduct the entire cost of providing prescription drug coverage, even though a portion was offset by the subsidy. For taxable years beginning after December 31, 2012, the Act repeals the current rule permitting the deduction of the portion of the expense that was offset by the Part D subsidy. As a result of this provision, the deferred tax asset associated with prescription drug coverage was reduced by $3.6 million.

Litigation

Between December 19, 2007 and February 1, 2008, two putative class actions were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington and certain of its current or former officers and directors purportedly on behalf of purchasers of Huntington securities during the periods July 20, 2007 to November 16, 2007, or July 20, 2007 to January 10, 2008. On June 5, 2008, the two cases were consolidated into a single action. On August 22, 2008, a consolidated complaint was filed asserting a class period of July 19, 2007 through November 16, 2007, alleging that the defendants violated Section 10(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Rule 10b-5 promulgated thereunder, and Section 20(a) of the Exchange Act by issuing a series of allegedly false and/or misleading statements concerning Huntington’s financial results, prospects, and condition, relating, in particular, to its transactions with Franklin. The action was dismissed on December 4, 2009, and the plaintiffs thereafter filed a Notice of Appeal to the United States Court of Appeals for the Sixth Circuit. On April 22, 2010 the plaintiffs dismissed their appeal with prejudice.

Three putative derivative lawsuits were filed in the Court of Common Pleas of Delaware County, Ohio, the United States District Court for the Southern District of Ohio, Eastern Division, and the Court of Common Pleas of Franklin County, Ohio, between January 16, 2008, and April 17, 2008, against certain of Huntington’s current or former officers and directors variously seeking to allege breaches of fiduciary duty, waste of corporate assets, abuse of control, gross mismanagement, and unjust enrichment, all in connection with Huntington’s acquisition of Sky Financial, certain transactions between Huntington and Franklin, and the financial disclosures relating to such transactions. Huntington is named as a nominal defendant in each of these actions. The derivative action filed in the United States District Court for the Southern District of Ohio was dismissed on September 23, 2009. The plaintiff in that action thereafter filed a Notice of Appeal to the United States Court of Appeals for the Sixth Circuit, but the appeal was dismissed at the plaintiff’s request on January 12, 2010. That plaintiff subsequently sent a letter to Huntington’s Board of Directors demanding that it initiate certain litigation. The Board has appointed a special independent committee to review and investigate the allegations made in the letter, and based upon that investigation, to recommend to the Board what actions, if any, should be taken. The Court of Common Pleas of Franklin County, Ohio granted the defendant’s motion to dismiss the derivative lawsuit pending in that court. A motion to dismiss the suit filed in the Court of Common Pleas of Delaware County, Ohio was filed on March 10, 2008, and is currently pending. At this stage of the proceedings, it is not possible for management to assess the probability of an adverse outcome, or reasonably estimate the amount of any potential loss.

Between February 20, 2008 and February 29, 2008, three putative class action lawsuits were filed in the United States District Court for the Southern District of Ohio, Eastern Division, against Huntington, the Huntington Bancshares Incorporated Pension Review Committee, the Huntington Investment and Tax Savings Plan (the Plan) Administrative Committee, and certain of the Company’s officers and directors purportedly on behalf of participants in or beneficiaries of the Plan between either July 1, 2007 or July 20, 2007 and the present. On May 14, 2008, the three cases were consolidated into a single action. On August 4, 2008, a consolidated complaint was filed asserting a class period of July 1, 2007 through the present, alleging breaches of fiduciary duties in violation of the Employee Retirement Income Security Act (ERISA) relating to Huntington stock being offered as an investment alternative for participants in the Plan and seeking money damages and equitable relief. On February 9, 2009, the court entered an order dismissing with prejudice the consolidated lawsuit in its entirety, and the plaintiffs thereafter filed a Notice of Appeal to the United States Court of Appeals for the Sixth Circuit. During the pendency of the appeal, the parties to the appeal commenced settlement discussions and have reached an agreement in principle to settle this litigation on a classwide basis for $1,450,000, subject to the drafting of definitive settlement documentation and court approval. Because the settlement has not been finalized or approved, it is not possible for management to make further comment at this time.

17. PARENT COMPANY FINANCIAL STATEMENTS

The parent company condensed financial statements, which include transactions with subsidiaries, are as follows.

Balance Sheets

	June 30,	December 31,	June 30,
(in thousands)	2010	2009	2009
ASSETS
Cash and cash equivalents (1)	$933,546	$1,376,539	$1,463,068
Due from The Huntington National Bank (2)	954,565	955,695	552,481
Due from non-bank subsidiaries	254,352	273,317	289,443
Investment in The Huntington National Bank	3,304,908	2,821,181	3,012,016
Investment in non-bank subsidiaries	810,228	815,730	865,154
Accrued interest receivable and other assets	164,589	112,557	138,980
Total assets	$6,422,188	$6,355,019	$6,321,142
LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term borrowings	$687	$1,291	$1,388
Long-term borrowings	637,434	637,434	637,434
Dividends payable, accrued expenses, and other liabilities	345,631	380,292	461,798
Total liabilities	983,752	1,019,017	1,100,620
Shareholders’ equity (3)	5,438,436	5,336,002	5,220,522
Total liabilities and shareholders’ equity	$6,422,188	$6,355,019	$6,321,142

(1)	Includes restricted cash of $125,000

(2)	Related to subordinated notes described in Note 7.

(3)	See Huntington’s Condensed Consolidated Statements of Changes in Shareholders’ Equity.

Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands)	2010	2009	2010	2009
Income
Dividends from
The Huntington National Bank	$—	$—	$—	$—
Non-bank subsidiaries	—	—	18,000	9,250
Interest from
The Huntington National Bank	20,724	11,636	41,740	22,987
Non-bank subsidiaries	2,986	3,860	6,449	8,291
Other	379	67,749	2,076	67,569
Total income	24,089	83,245	68,265	108,097
Expense
Personnel costs	11,981	628	13,018	2,715
Interest on borrowings	5,734	8,527	11,275	17,917
Other	13,212	6,053	25,905	12,527
Total expense	30,927	15,208	50,198	33,159
Income (loss) before income taxes and equity in undistributed net income of subsidiaries	(6,838)	68,037	18,067	74,938
Income taxes	(105)	70,829	15,744	19,202
Income before equity in undistributed net income of subsidiaries	(6,733)	(2,792)	2,323	55,736
Increase (decrease) in undistributed net income of:
The Huntington National Bank	60,891	(133,061)	101,058	(2,593,366)
Non-bank subsidiaries	(5,394)	10,758	(14,880)	(20,672)
Net income (loss)	$48,764	$(125,095)	$88,501	$(2,558,302)

Statements of Cash Flows

	Six Months Ended
	June 30,
(in thousands)	2010	2009
Operating activities
Net income (loss)	$88,501	$(2,558,302)
Adjustments to reconcile net income to net cash provided by operating activities
Equity in undistributed net income of subsidiaries	(104,178)	2,614,038
Depreciation and amortization	510	2,950
Other, net	(87,960)	188,997
Net cash (used for) provided by operating activities	(103,127)	247,683
Investing activities
Repayments from subsidiaries	31,572	78,527
Advances to subsidiaries	(307,051)	(333,448)
Net cash used for investing activities	(275,479)	(254,921)
Financing activities
Payment of borrowings	(604)	(99,320)
Dividends paid on preferred stock	(50,358)	(56,905)
Dividends paid on common stock	(14,247)	(43,780)
Proceeds from issuance of common stock	—	548,327
Other, net	822	(72)
Net cash (used for) provided by financing activities	(64,387)	348,250
Change in cash and cash equivalents	(442,993)	341,012
Cash and cash equivalents at beginning of period	1,376,539	1,122,056
Cash and cash equivalents at end of period	$933,546	$1,463,068
Supplemental disclosure:
Interest paid	$11,275	$17,917

18. SEGMENT REPORTING

Huntington operates as five distinct segments: Retail and Business Banking, Commercial Banking, Commercial Real Estate, Auto Finance and Dealer Services (AFDS), and the Private Financial Group (PFG). A sixth group includes the Treasury function and other unallocated assets, liabilities, revenue, and expense.

Segment results are determined based upon the Company’s management reporting system, which assigns balance sheet and income statement items to each of the business segments. The process is designed around the Company’s organizational and management structure and, accordingly, the results derived are not necessarily comparable with similar information published by other financial institutions. An overview of this system is provided below, along with a description of each segment and discussion of financial results.

Retail and Business Banking : This segment provides traditional banking products and services to consumer and small business customers located within the six states of Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. It provides these services through a banking network of over 600 branches, and over 1,300 ATMs, along with internet and telephone banking channels. It also provides certain services on a limited basis outside of these six states, including mortgage banking. Retail products and services include home equity loans and lines of credit, first mortgage loans, direct installment loans, small business loans, personal and business deposit products, treasury management products, as well as sales of investment and insurance services. At June 30, 2010, Retail and Business Banking accounted for 39% and 72% of consolidated loans and leases and deposits, respectively.

Commercial Banking: This segment provides a variety of banking products and services to customers within the Company’s primary banking markets who generally have larger credit exposures and sales revenues compared with its Retail and Business Banking customers. Commercial Banking products include commercial loans, international trade, cash management, leasing, interest rate protection products, capital market alternatives, 401(k) plans, and mezzanine investment capabilities. The Commercial Banking team also serves customers that specialize in equipment leasing, as well as serves the commercial banking needs of government entities, not-for-profit organizations, and large corporations. Commercial bankers personally deliver these products and services by developing leads through community involvement, referrals from other professionals, and targeted prospect calling.

Commercial Real Estate: This segment serves professional real estate developers or other customers with real estate project financing needs within the Company’s primary banking markets. Commercial Real Estate products and services include CRE loans, cash management, interest rate protection products, and capital market alternatives. Commercial real estate bankers personally deliver these products and services by: (a) relationships with developers in the Company’s footprint who are recognized as the most experienced, well-managed, and well-capitalized, and are capable of operating in all phases of the real estate cycle (“top-tier developers”), (b) leads through community involvement, and (c) referrals from other professionals.

Auto Finance and Dealer Services (AFDS): This segment provides a variety of banking products and services to approximately 2,300 automotive dealerships within the Company’s primary banking markets. AFDS finances the purchase of automobiles by customers at the automotive dealerships; finances dealerships’ new and used vehicle inventories, land, buildings, and other real estate owned by the dealership; finances dealership working capital needs; and provides other banking services to the automotive dealerships and their owners. Competition from the financing divisions of automobile manufacturers and from other financial institutions is intense. AFDS’ production opportunities are directly impacted by the general automotive sales business, including programs initiated by manufacturers to enhance and increase sales directly. Huntington has been in this line of business for over 50 years.

Private Financial Group (PFG): This segment provides products and services designed to meet the needs of higher net worth customers. Revenue results from the sale of trust, asset management, investment advisory, brokerage, insurance, and private banking products and services including credit and lending activities. PFG also focuses on financial solutions for corporate and institutional customers that include investment banking, sales and trading of securities, and interest rate risk management products. To serve high net worth customers, we use a unique distribution model that employs a single, unified sales force to deliver products and services mainly through Retail and Business Banking distribution channels.

In addition to the Company’s five business segments, the Treasury / Other group includes revenue and expense related to assets, liabilities, and equity that are not directly assigned or allocated to one of the five business segments. Assets in this group include investment securities and bank owned life insurance. Net interest income/(expense) includes the net impact of administering the Company’s investment securities portfolios as part of overall liquidity management. A match-funded transfer pricing (FTP) system is used to attribute appropriate funding interest income and interest expense to other business segments. As such, net interest income includes the net impact of any over or under allocations arising from centralized management of interest rate risk. Furthermore, net interest income includes the net impact of derivatives used to hedge interest rate sensitivity. Non-interest income includes miscellaneous fee income not allocated to other business segments, including bank owned life insurance income. Fee income also includes asset revaluations not allocated to business segments, as well as any investment securities and trading assets gains or losses. The non-interest expense includes certain corporate administrative, merger costs, and other miscellaneous expenses not allocated to business segments. This group also includes any difference between the actual effective tax rate of Huntington and the statutory tax rate used to allocate income taxes to the other segments.

The management accounting process used to develop the business segment reporting utilized various estimates and allocation methodologies to measure the performance of the business segments. Huntington utilizes a full-allocation methodology, where all Treasury/Other expenses, except those related to servicing Franklin-related assets, reported “Significant Items” (excluding the goodwill impairment), and a small residual of other unallocated expenses, are allocated to the other five business segments.

Listed below is certain operating basis financial information reconciled to Huntington’s 2010, and 2009 reported results by business segment:

Income Statements

	Three Months Ended June 30,
	Retail &			Former
	Business		Commercial	Regional			Treasury/	Huntington
(in thousands)	Banking	Commercial	Real Estate	Banking	AFDS	PFG	Other	Consolidated

2010
Net interest income	$228,022	$55,361	$41,161	$324,544	$43,885	$23,480	$7,747	$399,656
Provision for credit losses	(48,804)	(12,599)	(58,489)	(119,892)	10,821	(3,744)	(80,591)	(193,406)
Non interest income	145,796	26,885	3,625	176,306	16,502	63,574	13,261	269,643
Non interest expense	(256,108)	(41,251)	(8,339)	(305,698)	(27,443)	(68,717)	(11,952)	(413,810)
Income taxes	(24,117)	(9,939)	7,715	(26,341)	(15,318)	(5,108)	33,448	(13,319)
Operating/reported net income (loss)	$44,789	$18,457	$(14,327)	$48,919	$28,447	$9,485	$(38,087)	$48,764

2009
Net interest income	$223,046	$51,361	$33,945	$308,352	$32,207	$19,609	$(10,269)	$349,899
Provision for credit losses	(107,496)	(63,516)	(231,213)	(402,225)	(13,139)	(8,427)	10,084	(413,707)
Non-Interest income	128,417	21,036	286	149,739	17,154	61,126	37,926	265,945
Non-Interest expense	(221,147)	(36,149)	(7,557)	(264,853)	(27,294)	(56,307)	8,472	(339,982)
Income taxes	(7,986)	9,544	71,588	73,146	(3,125)	(5,600)	(51,671)	12,750
Operating/reported net income (loss)	$14,834	$(17,724)	$(132,951)	$(135,841)	$5,803	$10,401	$(5,458)	$(125,095)

Income Statements

	Six Months Ended June 30,
	Retail &			Former
	Business		Commercial	Regional				Treasury/	Huntington
(in thousands)	Banking	Commercial	Real Estate	Banking		AFDS	PFG	Other	Consolidated

2010
Net interest income	$445,700	$109,851	$79,587	$635,138		$83,301	$46,049	$29,061	$793,549
Provision for credit losses	(121,874)	(53,597)	(178,997)	(354,468)		14,093	4,799	(92,838)	(428,414)
Non interest income	262,151	52,384	4,125	318,660		33,062	129,242	29,531	510,495
Non interest expense	(495,928)	(79,204)	(20,534)	(595,666)		(55,035)	(139,511)	(21,691)	(811,903)
Income taxes	(31,517)	(10,302)	40,537	(1,282)		(26,397)	(14,203)	66,656	24,774
Operating/reported net income (loss)	$58,532	$19,132	$(75,282)	$2,382		$49,024	$26,376	$10,719	$88,501

2009
Net interest income	$456,379	$104,509	$67,322	$628,210		$71,678	$37,781	$(50,265)	$687,404
Provision for credit losses	(194,108)	(115,657)	(332,363)	(642,128)		(57,178)	(17,984)	11,746	(705,544)
Non-Interest income	253,890	45,683	1,370	300,943		27,080	124,719	52,305	505,047
Non-Interest expense, excluding goodwill impairment	(436,564)	(67,226)	(15,563)	(519,353)		(58,566)	(115,435)	(9,453)	(702,807)
Goodwill impairment	—	—	—	(2,573,818	)(1)	—	(28,895)	(4,231)	(2,606,944)
Income taxes	(27,859)	11,442	97,732	81,315		5,945	(65)	177,347	264,542
Operating/reported net income (loss)	$51,738	$(21,249)	$(181,502)	$(2,724,831)		$(11,041)	$121	$177,449	$(2,558,302)

(1)	Represents the 2009 first quarter goodwill impairment charge associated with the former Regional Banking segment. The allocation of this amount to the new business segments was not practical.

	Assets at			Deposits at
	June 30,	December 31,	June 30,	June 30,	December 31,	June 30,
(in millions)	2010	2009	2009	2010	2009	2009
Retail & Business Banking	$16,692	$16,565	$18,318	$28,861	$28,877	$27,897
Commercial Banking	7,718	7,767	8,448	6,230	6,031	5,712
Commercial Real Estate	6,311	7,426	6,906	626	535	484
AFDS	6,506	5,142	5,182	99	83	86
PFG	3,358	3,254	3,389	3,046	3,409	2,618
Treasury / Other	11,186	11,401	9,154	987	1,559	2,368
Total	$51,771	$51,555	$51,397	$39,849	$40,494	$39,165